Exhibit 2.1

EXECUTION COPY

COMBINATION AGREEMENT

between

R.R. DONNELLEY & SONS COMPANY

and

MOORE WALLACE INCORPORATED

Dated as of November 8, 2003

i

Exhibit A	Form of Arrangement Resolution
Exhibit B	Plan of Arrangement
Exhibit C	Form of By-law Amendment
Exhibit D	Form of Company Affiliate Letter

INDEX OF DEFINED TERMS

Term	Section
Acquisition Proposal	3.2(a)
Affiliates	2.1(c)(ii)
Affiliates Letter	3.20
Agreement	Preamble
ARC	4.1(g)(iii)
Arrangement	1.1(a)
Arrangement Resolution	Recitals
Articles of Arrangement	1.1(d)
Benefit Plan Proposal	3.5(f)
Burdensome Condition	3.5(a)
By-law Amendment	3.19
Canadian GAAP	2.1(e)
CBCA	1.1(a)
Closing	1.10
Closing Date	1.10
Code	Recitals
Commissioner	4.1(g)(iii)
Company	Preamble
Company Audit Date	2.1(e)
Company Canadian Compensation and Benefit Plans	2.1(h)(viii)
Company Circular	1.5(a)
Company Common Shareholders	Recitals
Company Common Shares	Recitals
Company Compensation and Benefit Plans	2.1(h)(i)
Company Director	3.17(c)
Company Disclosure Letter	2.1
Company ERISA Plans	2.1(h)(ii)
Company Intellectual Property Rights	2.1(o)(ii)(B)
Company Material Adverse Effect	6.10
Company Meeting	1.1(b)
Company Non-US/Canada Compensation and Benefit Plans	2.1(h)(ix)
Company Option Plans	2.1(b)(iii)
Company Options	2.1(b)(iii)
Company Pension Plan	2.1(h)(ii)
Company Permits	2.1(i)
Company Preferred Shares	2.1(b)(i)
Company Reports	2.1(e)
Company Requisite Vote	2.1(c)(i)
Company Restricted Shares	2.1(b)(iii)
Company RSUs	2.1(b)(iii)
Company Stock Plans	2.1(b)(iii)
Company Third-Party Intellectual Property Rights	2.1(o)(ii)(A)
Company Voting Debt	2.1(b)(vi)

INDEX OF DEFINED TERMS

Term	Section
Competition Act	2.2(d)
Confidentiality Agreement	6.7
Contracts	2.1(d)(ii)(B)
Court	Recitals
Current Premium	3.12(b)
Director	1.1(d)
Dissent Rights	1.3(d)
D&O Insurance	3.12(b)
DOL	2.1(h)(ii)
Effective Time	Defined in Plan of Arrangement
EGTRRA	2.1(h)(ii)
Environmental Law	6.10
Environmental Submissions	3.5(e)
ERISA	2.1(h)(ii)
ERISA Affiliate	2.1(h)(iii)
Exchange Act	1.5(a)
Exchange Ratio	1.6(a)
Final Order	1.1(a)
Governmental Consents	4.1(g)(iv)
Governmental Entity	2.1(d)(i)(G)
Hazardous Substance	6.10
HSR Act	2.1(b)(vii)
Indemnified Party	3.12(a)
Interim Order	1.1(a)
IRS	2.1(h)(ii)
Joint Proxy Statement	1.5(a)
Laws	2.1(i)
Minister	4.1(g)(ii)
Multiemployer Plan	2.1(h)(ii)
NYSE	2.1(d)(i)(E)
Ontario Securities Act	1.5(a)
Order	4.1(h)
Organizational Documents	2.1(a)
Parent	Preamble
Parent Audit Date	2.2(e)
Parent Canadian Compensation and Benefit Plans	2.2(h)(viii)
Parent Common Stock	Recitals
Parent Common Stockholders	Recitals
Parent Compensation and Benefit Plans	2.2(h)(i)
Parent Director	3.17(c)
Parent Disclosure Letter	2.2
Parent ERISA Plans	2.2(h)(ii)
Parent Intellectual Property Rights	2.2(o)(ii)(B)

INDEX OF DEFINED TERMS

Term	Section
Parent Material Adverse Effect	6.10
Parent Meeting	1.2(a)
Parent Non-US/Canada Compensation and Benefit Plans	2.2(h)(ix)
Parent Options	2.2(b)(ii)(C)
Parent Pension Plan	2.2(h)(ii)
Parent Permits	2.2(i)
Parent Preferred Stock	2.2(b)(i)
Parent Proposals	Recitals
Parent Reports	2.2(e)
Parent Requisite Vote	2.2(c)(i)
Parent Rights	2.2(b)(ii)(B)
Parent Rights Agreement	2.2(b)(ii)(B)
Parent Series A Preferred Stock	2.2(b)(i)
Parent Stock Plans	2.2(b)(ii)(C)
Parent Third-Party Intellectual Property Rights	2.2(o)(ii)(A)
Parent Voting Debt	2.2(b)(v)
PBGC	2.1(h)(iii)
Person	6.10
Plan of Arrangement	1.1(a)
Registration Rights Agreements	3.22
Representatives	3.7
SEC	1.1(a)
SEC Clearance	1.1(a)
Securities Act	1.5(a)
Share Issuance Proposal	Recitals
Significant Subsidiaries	2.1(a)
Subsidiary	6.10
Superior Proposal	3.2(a)(ii)
S-8 Registration Statement	1.5(c)
Takeover Statute	2.1(j)
Tax	6.10
Tax Return	6.10
Termination Date	5.2(a)
Transition Chairman	3.21
Transition Coordinators	3.21
Transition Team	3.21
TSX	2.1(d)(i)(E)
U.S. Company Compensation and Benefit Plans	2.1(h)(ii)
U.S. GAAP	2.2(e)
U.S. Parent Compensation and Benefit Plans	2.2(h)(ii)

v

COMBINATION AGREEMENT

COMBINATION AGREEMENT (hereinafter called this “Agreement”), dated as of November 8, 2003, between R.R. Donnelley & Sons Company, a Delaware corporation (“Parent”), and Moore Wallace Incorporated, a corporation continued under the laws of Canada (the “Company”).

RECITALS

WHEREAS, the Board of Directors of each of Parent and the Company believes that a business combination between the Company and Parent is in the best interests of Parent’s stockholders and the Company’s shareholders, respectively;

WHEREAS, the Board of Directors of each of Parent and the Company has deemed it advisable and in the best interests of its stockholders, in the case of Parent, and shareholders and holders of outstanding Company Options and Company RSUs (each as defined in Section 2.1(b)(iii)), in the case of the Company, upon the terms and subject to the conditions set forth herein, to effect the business combination provided for herein in which a direct, wholly owned Subsidiary of Parent acquires all of the outstanding common shares of the Company (the “Company Common Shares”) pursuant to the Plan of Arrangement (as defined in Section 1.1(a));

WHEREAS, in furtherance of such combination, (i) the Board of Directors of each of Parent and the Company has approved the transactions contemplated by this Agreement, (ii) the Company has agreed (A) to submit a special resolution, substantially in the form of Exhibit A hereto (the “Arrangement Resolution”), to the holders of the Company Common Shares (the “Company Common Shareholders”) and the holders of outstanding Company Options and Company RSUs, voting together as a class, for approval, and (B) to submit the Plan of Arrangement (as defined in Section 1.1(a)) to the Ontario Superior Court of Justice (the “Court”) for approval, and (iii) Parent has agreed to submit proposals to the holders of shares of Parent Common Stock (the “Parent Common Stockholders”) to approve (A) the issuance of the shares of common stock, par value $1.25 per share, of Parent (the “Parent Common Stock”) to be issued upon consummation of the transactions contemplated by this Agreement and the Plan of Arrangement (the “Share Issuance Proposal”) and (B) the Benefit Plan Proposal (as defined in Section 3.5(f)) (the Share Issuance Proposal and the Benefit Plan Proposal collectively being referred to as the “Parent Proposals”); and

WHEREAS, Parent and the Company intend that for United States federal income tax purposes the acquisition of the Company Common Shares pursuant to the Plan of Arrangement will qualify as a “reorganization” within the meaning of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1. Implementation Steps by the Company.

(a) As promptly as practicable after the United States Securities and Exchange Commission (the “SEC”) has informed Parent and the Company that it has no further comments with respect to or will not review (“SEC Clearance”) the preliminary Joint Proxy Statement (as defined in Section 1.5(a)), the Company will apply, in a manner reasonably acceptable to Parent, to the Court under Section 192 of the Canada Business Corporations Act (the “CBCA”) for an order approving the arrangement (the “Arrangement”) on the terms and subject to the conditions set out in the plan of arrangement (the “Plan of Arrangement”) substantially in the form of Exhibit B hereto (as such order may be amended or varied at any time prior to the Effective Time or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal at the direction of the Court, the “Final Order”), and for an interim order of the Court, as the same may be amended (the “Interim Order”), in respect of the Arrangement, as contemplated by Section 1.3, and thereafter proceed with and diligently seek the Interim Order.

(b) The Company shall, subject to obtaining the Interim Order and in the manner contemplated by Section 3.4, convene and hold a special meeting of the Company Common Shareholders (the “Company Meeting”), including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement (and for any other proper purpose as may be set out in the notice for such meeting, including as set forth in Section 1.1(b) of the Company Disclosure Letter (as defined in Section 2.1) and agreed to by Parent).

(c) The Company shall, subject to obtaining the approvals as are required by the Interim Order, proceed with and diligently pursue the application to the Court for the Final Order approving the Arrangement.

(d) The Company shall, subject to obtaining the Final Order and the satisfaction or waiver of the conditions set forth in Article IV (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), send to the Director appointed pursuant to Section 260 of the CBCA (the “Director”), for endorsement and filing by the Director, the articles of arrangement (the “Articles of Arrangement”) and such other documents as may be required in connection therewith under the CBCA to give effect to the Arrangement.

1.2. Implementation Steps by Parent.

(a) Parent shall, as promptly as practicable after SEC Clearance and the Company obtains the Interim Order and in the manner contemplated by Section 3.4, convene and hold a meeting of the Parent Common Stockholders with respect to the Parent Proposals (the “Parent Meeting”), including any adjournment or postponement thereof (and for any other proper purpose as may be set out in the notice for such meeting and agreed to by the Company).

(b) Parent shall form and organize a direct, wholly owned subsidiary organized under the laws of Canada or any province thereof which will acquire the Company Common Shares in exchange for delivery of shares of Parent Common Stock pursuant to the Arrangement.

1.3. Interim Order. The notice of motion for the application referred to in Section 1.1(a) shall request that the Interim Order provide:

(a) for the class of persons to whom notice is to be provided in respect of the Arrangement and the Company Meeting and for the manner in which such notice is to be provided;

(b) that the requisite approval for the Arrangement Resolution shall be 66 2/3% of the votes cast on the Arrangement Resolution by Company Common Shareholders and holders of Company Options and Company RSUs, voting together as a class, present in person or represented by proxy at the Company Meeting (such that each Company Common Shareholder is entitled to one vote for each Company Common Share held and each holder of Company Options and Company RSUs is entitled to one vote for each Company Common Share or Company RSU, as the case may be, that such holder would have received on a valid exercise of such holder’s Company Options or Company RSUs, as the case may be);

(c) that, in all other respects, the terms, restrictions and conditions of the Organizational Documents (as defined in Section 2.1(a)) of the Company, including quorum requirements and all other matters, shall apply in respect of the Company Meeting; and

(d) for the grant of the rights of dissent in respect of the Arrangement described in Article 3 of the Plan of Arrangement (the “Dissent Rights”).

1.4. Articles of Arrangement. The Articles of Arrangement shall, with such other matters as are necessary to effect the Arrangement, implement the Plan of Arrangement.

1.5. Joint Proxy Statement; S-8 Registration Statement. (a) As promptly as practicable after execution and delivery of this Agreement, Parent and the Company shall cooperate in preparing and cause to be filed with the SEC a mutually acceptable joint management information circular and proxy statement (such joint management information circular and proxy statement and any amendments or supplements thereto, the “Joint Proxy Statement”), together with any other documents required by the United States Securities Act of 1933, as amended (the “Securities Act”), the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act (Ontario) and the rules, regulations and policies made thereunder, as amended (the “Ontario Securities Act”), or other applicable Laws in connection with the Arrangement and the other transactions contemplated by this Agreement. The Joint Proxy Statement shall constitute (i) the management information circular of the Company (the “Company Circular”) with respect to the Company Meeting and (ii) the proxy statement of Parent with respect to the Parent Meeting. Each of Parent and the Company shall use reasonable best efforts to obtain promptly SEC Clearance of the Joint Proxy Statement. As promptly as practicable after Parent and the Company receive SEC Clearance with respect to the Joint Proxy Statement and the Company receives the Interim Order, each of Parent and the Company shall cause the Joint Proxy Statement and any other documentation required in connection with the Parent Meeting or the Company Meeting, as the case may be, to be sent to each Parent Common Stockholder, Company Common Shareholder and holder of Company Options and Company RSUs, as the case may be, entitled to vote at the Parent Meeting or the Company Meeting and filed as required by the Interim Order and applicable Laws.

(b) Each party shall promptly furnish to the other party all information concerning such party and its securityholders as may be reasonably required in connection with any action contemplated by this Section 1.5, including any information required to be included in the Joint Proxy Statement. The Joint Proxy Statement shall comply in all material respects with all applicable Law and any requirements of the Interim Order. Each of Parent and the Company will, as promptly as practicable after receipt thereof, provide each other with copies of written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement received from the SEC or the Court and of any request by the SEC or the Court for amendments or supplements to the Joint Proxy Statement or their respective historical SEC filings or for additional information. Each of Parent and the Company shall cooperate and provide the other party with a reasonable opportunity to review and comment on any correspondence with the SEC with respect to the Joint Proxy Statement and any amendment or supplement to the Joint Proxy Statement prior to providing or filing such, as the case may be, with the SEC and will promptly provide the other party with a copy of all such correspondence or filings made with the SEC. If at any time prior to the Parent Meeting or the Company Meeting any information relating to Parent or the Company, or their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to the Joint Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by Law, (i) an appropriate amendment to the Interim Order shall be sought and (ii) subject to obtaining the amendment in the preceding clause (i), an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and sent to each Parent Common Stockholder, Company Common Shareholder and holder of Company Options and Company RSUs entitled to vote at the Parent Meeting or the Company Meeting, as the case may be.

(c) Promptly after the Effective Time (as defined in the Plan of Arrangement), Parent shall file a registration statement on Form S-8 (the “S-8 Registration Statement”) with the SEC to register (i) the Parent Common Stock to be issued from time to time after the Effective Time upon exercise of Company Options, upon delivery of Parent Common Stock underlying Company RSUs assumed by Parent or upon exercise of options issued in exchange for Company Options pursuant to the terms of this Agreement and the Plan of Arrangement and (ii) the Parent Common Stock that is issued pursuant to the conversion of the Company Restricted Shares (as defined in Section 2.1(b)(iii)) pursuant to the terms of this Agreement and the Plan of Arrangement. Parent will use its reasonable best efforts to maintain the effectiveness of the S-8 Registration Statement for so long as any Company Options, or options issued in exchange therefor, remain outstanding or, in each case, until such earlier time as Parent determines to be sufficient on the written advice of its outside legal counsel.

(d) Parent and the Company shall take any action required to be taken under any applicable provincial, territorial or state securities Laws (including “blue sky” Laws) in connection with the issuance of Parent Common Stock and the Arrangement; provided, however, that neither Parent nor the Company shall be required by reason of the foregoing to register or qualify as a foreign corporation or reporting issuer in any jurisdiction where either Parent or the Company is not now so registered or qualified.

1.6. Exchange Ratio. (a) As used herein, the term “Exchange Ratio” means 0.63 of a share of Parent Common Stock, including the corresponding percentage of a Parent Right (as defined in Section 2.2(b)(ii)(B)), to be delivered upon the transfer of each Company Common Share to a direct, wholly owned Subsidiary of Parent, pursuant to Section 2.2 of the Plan of Arrangement. All references in this Agreement to Parent Common Stock to be received in accordance with the Plan of Arrangement shall be deemed, from and after the Effective Time, to include the associated Parent Rights.

(b) Except as set forth in Section 1.6(b) of the Company Disclosure Letter, if the Company changes the number of Company Common Shares or securities convertible or exchangeable into or exercisable for Company Common Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including reverse split), dividend or distribution, recapitalization, merger, subdivision, combination, issuer tender or exchange offer, or other similar transaction, the Exchange Ratio will be adjusted appropriately to provide the holders of Company Common Shares the same economic effect as contemplated by this Agreement and the Plan of

Arrangement prior to such reclassification, split, dividend, distribution, recapitalization, merger, subdivision, combination, tender or exchange offer or similar transaction.

1.7. Dissenting Shareholders. The Company shall give Parent (a) prompt notice of any written notice exercising Dissent Rights, withdrawals of the exercise of such rights, and any other instruments served pursuant to the CBCA and received by the Company in connection with the Arrangement or the Company Meeting and (b) the opportunity to participate in all negotiations and proceedings with respect to the exercise of such Dissent Rights to the extent that the Company is proposing to make any payments to such Company Common Shareholders. Without the prior written consent of Parent, except as required by applicable Law, the Company shall not make any payment prior to the Effective Time with respect to any such rights or offer to settle or settle any such rights.

1.8. Other Effects of the Arrangement. Each Company Option and Company RSU will be dealt with as provided in the Plan of Arrangement.

1.9. Canadian Securities Exemption Orders. Parent shall use its reasonable best efforts to obtain all orders required from the applicable Canadian securities regulatory authorities to permit the issuance and first resale of Parent Common Stock issued pursuant to the Arrangement without qualification with or approval of or the filing of any prospectus, or the taking of any proceeding with, or the obtaining of any further order, ruling or consent from any Governmental Entity (as defined in Section 2.1(d)(i)(G)) under any Canadian federal, provincial or territorial securities or other Laws or pursuant to the rules and regulations of any Governmental Entity administering such Laws, or the fulfillment of any other legal requirement in any such jurisdiction (other than, with respect to such first resales, any restrictions or transfer by reason of, among other things, a holder being a “control person” of Parent for purposes of Canadian federal, provincial or territorial securities Laws).

1.10. Closing. The closing of the Arrangement and the other transactions contemplated hereby (the “Closing”) shall take place (i) at the offices of Osler, Hoskin & Harcourt LLP, 100 King Street West, Toronto, Ontario M5X1B8 on the third business day after which the last to be fulfilled or waived of the conditions set forth in Article IV (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and Parent may agree in writing (the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to

Parent by the Company prior to entering into this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, would not be reasonably likely to have a Company Material Adverse Effect (as defined in Section 6.10) or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement. The Company has made available to Parent a complete and correct copy of the certificate and articles of continuance, articles of incorporation, by-laws or equivalent organizational documents and all amendments thereto (the “Organizational Documents”) of the Company and its “Significant Subsidiaries” (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act), each as amended to the date hereof. The Company’s and its Significant Subsidiaries’ Organizational Documents so made available are in full force and effect. Section 2.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries (other than any Subsidiaries that have no operations and have no employees) is organized and qualified to do business.

(b) Capital Structure. (i) The authorized capital stock of the Company consists of (A) an unlimited number of Company Common Shares and (B) an unlimited number of preference shares, issuable in series, and an unlimited number of Series 1 Preference Shares (“Company Preferred Shares”).

(ii) (A) As of the close of business on October 31, 2003, 158,037,148 Company Common Shares were issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and nonassessable.

(B) As of the date hereof, no Company Preferred Shares were issued or outstanding.

(iii) Section 2.1(b)(iii) of the Company Disclosure Letter contains a correct and complete list as of October 31, 2003 of each outstanding option to purchase Company Common Shares (collectively, the “Company Options”), each outstanding restricted stock unit with respect to Company Common Shares (collectively, the “Company RSUs”) and each outstanding share of restricted Company Common Shares that is still subject to forfeiture conditions (collectively, the “Company Restricted Shares”) granted under the (1) the Company 2003 Long Term Incentive Plan, (2) the

Company 2001 Long Term Incentive Plan, (3) the Company 2003 Executive Inducement Grant, (4) the Company 1999 Long Term Incentive Plan, (5) the Company 1994 Long Term Incentive Plan, (6) the Company 1985 Long Term Incentive Plan, (7) the Company 2001 Inducement Grants and (8) the Company Share Plan for Non-Employee Directors (collectively, the “Company Option Plans” and, together with the Company’s Employee Stock Purchase Plan, the “Company Stock Plans”), including the holder, date of grant, exercise price (if applicable), number of Company Common Shares subject thereto, the Company Option Plan under which such option, unit or restricted share, as the case may be, was granted and, with respect to any option, whether the option is vested and exercisable and with respect to any restricted share, whether the share is vested. Between October 31, 2003 and the date hereof, the Company has not granted any additional options under the Company Option Plans or awarded any restricted stock units or restricted shares.

(iv) Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance.

(v) Except for outstanding rights under the Company Stock Plans and except as may be permitted to be issued, delivered or sold after the date hereof in accordance with Section 3.1(a), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person (as defined in Section 6.10) a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual rights to which the Company or any of its Subsidiaries is a party, the value of which is based on the value of the Company Common Shares.

(vi) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Company Common Shareholders on any matter (“Company Voting Debt”).

(vii) The Company does not own, directly or indirectly, any voting interest in any Person that may require a filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(viii) No holders of securities issued by the Company or any of its Subsidiaries have any right to compel the Company or any of its Subsidiaries to register or otherwise qualify such securities for public sale in Canada or the United States.

(c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to approval of the Arrangement in accordance with the terms of the Interim Order (the “Company Requisite Vote”) and, with respect to the Company Circular and the matters relating thereto, the approval of the Board of Directors of the Company, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement and the Arrangement. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at law) and (C) the Currency Act (Canada) which precludes a court in Canada from rendering judgment in any currency other than Canadian currency.

(ii) The Board of Directors of the Company has: (A) determined unanimously that the transactions contemplated by this Agreement and the Arrangement are advisable and in the best interests of the Company Common Shareholders and the holders of Company Options and Company RSUs; (B) received an opinion from its financial advisor, Goldman, Sachs & Co., to the effect that, as of the date hereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair from a financial point of view to the Company Common Shareholders (other than Parent and its “Affiliates” (as defined in Rule 12b-2 under the Exchange Act)); and (C) determined to recommend that the Company Common Shareholders and the holders of Company Options and Company RSUs vote in favor of the Arrangement.

(d) Governmental Filings; No Violations. (i) Other than the filings, notices, approvals and/or exemption orders (A) under the CBCA, (B) under the HSR Act, (C) under the Exchange Act, the Securities Act, the Ontario Securities Act and the securities laws of each of the other provinces and territories of Canada, (D) to comply with state securities or “blue sky” Laws, (E) required to be made with the New York Stock Exchange, Inc. (“NYSE”) and the Toronto Stock Exchange (“TSX”), (F) required to be or customarily filed pursuant to any state environmental transfer statutes and (G) under the Investment Canada Act and Competition Act (Canada), and other than the Interim Order and the Final Order, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, and no consents, registrations, approvals, permits or authorizations are required to be obtained by the Company or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement and the Arrangement, except where the failure to make any such notice, report or filing or obtain any such consent, registration, approval, permit or authorization, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement.

(ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement and the Arrangement will not, constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of the Company or any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which the Company or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement.

(e) Company Reports; Financial Statements. The Company has delivered to Parent each registration statement, report, proxy statement or information statement that it has filed with or furnished to the SEC since December 31, 2002 (the “Company Audit Date”) (collectively, including any other reports filed with or furnished to the SEC subsequent to the date hereof and as amended, the “Company Reports”), including (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and (ii) the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003 (including exhibits, annexes and any amendments thereto). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) consistently applied during the periods involved, except as may be noted therein.

(f) Absence of Certain Changes. Except as disclosed in the Company Reports filed with or furnished to the SEC prior to the date hereof, since the Company Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any change in the financial condition, business, operations, results of operations, properties, assets or liabilities of the Company and its Subsidiaries or any development or combination of developments of which management of the Company has knowledge that, individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company; or (iv) any change by the Company in accounting principles or any material accounting practices or methods. Since the Company Audit Date, except as provided for herein or as disclosed in the Company Reports filed with or furnished to the SEC prior to the date hereof, there has not been any material increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to any executive officer or key employee or any material amendment of any of the Company Compensation and Benefit Plans (as defined in Section 2.1(h)(i)) other than increases or amendments in the ordinary course.

(g) Litigation and Liabilities. Except as disclosed in the Company Reports filed with or furnished to the SEC prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law (as defined in Section 6.10), or any other facts or circumstances of which the Company has knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its Affiliates, except, in the case of clauses (i) and (ii), for those that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement.

(h) Employee Benefits. (i) A copy of each written, and a description of each unwritten, bonus, deferred compensation, pension, retirement, profit-sharing,

thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock-based, employment, termination, severance, compensation, benefit, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the “Company Compensation and Benefit Plans”) and any trust or funding agreement or insurance contract forming a part of such Compensation and Benefit Plan has been made available to Parent prior to the date hereof. The Compensation and Benefit Plans are listed in Section 2.1(h)(i) of the Company Disclosure Letter and any Company Compensation and Benefit Plan that is the subject of a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified in such Section 2.1(h)(i).

(ii) To the knowledge of the Company, all Company Compensation and Benefit Plans, other than “multiemployer plans” (as within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”)) (each, a “Multiemployer Plan”) and Company Compensation and Benefit Plans maintained outside of the United States primarily for the benefit of employees, directors, former employees or former directors of the Company and its Subsidiaries working outside of the United States (collectively, “U.S. Company Compensation and Benefit Plans”) are in material compliance with all applicable Laws, including the Code and ERISA. Each U.S. Company Compensation and Benefit Plan which is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax Laws changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”), is the subject of a request to the IRS for such favorable determination letter submitted within the applicable remedial amendment period under Section 401(b) of the Code, or is entitled to rely upon the favorable opinion letters described above, and the Company is not aware of any circumstances likely to result in revocation of any such favorable opinion or determination letter. There is no pending or, to the knowledge of the Company, threatened material litigation relating to the Company Compensation and Benefit Plans. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject the Company or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. Since January 1, 2000, neither the Company nor any of its Subsidiaries has filed an application under the IRS Employee Plans Compliance Resolution System or the Department of Labor’s (the “DOL”) Voluntary Fiduciary Correction program with respect to any Company ERISA Plan.

(iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered a single employer together with the Company pursuant to Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a Multiemployer Plan (regardless of whether based on contributions of an ERISA Affiliate of the Company). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.66, has been required to be filed for any Pension Plan or by any ERISA Affiliate of the Company within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement and the Arrangement.

(iv) All contributions or premiums required to be paid under the terms of any Company Compensation and Benefit Plan or by any Laws as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports filed with or furnished to the SEC prior to the date hereof. Neither any Company Pension Plan nor any “single-employer plan,” as defined above, of an ERISA Affiliate of the Company has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate of the Company has an outstanding funding waiver. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any “single-employer plan,” as defined above, of an ERISA Affiliate of the Company pursuant to Section 401(a)(29) of the Code.

(v) Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan, and there has been no material change in the financial condition of such Company Pension Plan since the last day of the most recent plan year. The withdrawal liability of the Company and its Subsidiaries under each Multiemployer Plan to which the Company, any of its Subsidiaries or an ERISA Affiliate of the Company has contributed during the preceding 12 months, determined as if a “complete withdrawal” within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $5,000,000.

(vi) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any Company ERISA Plan. Each such plan contains provisions that allow the Company or its Subsidiaries to amend or terminate such plan at any time without the consent of any other Person and without incurring liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vii) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Compensation and Benefit Plan which would increase materially the expense of maintaining such Company Compensation and Benefit Plan above the level of the expense incurred therefore for the most recent fiscal year. The execution of this Agreement, approval of this Agreement and the Arrangement by the Company Requisite Vote, or consummation of the transactions contemplated by this Agreement and the Arrangement will not (u) entitle any employees of the Company or its Subsidiaries to severance pay or any increase in severance pay upon termination of employment, (v) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Company Compensation and Benefit Plans, (w) result in any breach or violation of, or a default under, any of the Company Compensation and Benefit Plans, (x) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Compensation and Benefit Plans, (y) cause the Company or any of its Subsidiaries or, after the consummation of the transactions contemplated hereby, Parent to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Company Compensation and Benefit Plans that are not deductible pursuant to Section 162(m) or Section 280G of the Code or pursuant to the Income Tax Act (Canada).

(viii) All Company Compensation and Benefit Plans covering current or former Canadian employees, or their dependents or beneficiaries, of the Company and its Subsidiaries (“Company Canadian Compensation and Benefit Plans”) are and have been registered, qualified, invested and administered in all material respects in accordance with applicable local Laws and the terms of such Company Canadian Compensation and Benefit Plans. The Company and its Subsidiaries have complied with all material obligations under such Company Canadian Compensation and Benefit Plans and there is no proceeding, action, complaint, investigation or claim in respect of any Company Canadian Compensation and Benefit Plan initiated by any Governmental Entity or any other Person (other than routine inquiries and claims for benefits). Each Company Canadian Compensation and Benefit Plan which is a funded plan was fully funded as of the last actuarial valuation date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefore as filed with the applicable regulatory authority. None of the Company Canadian Compensation and Benefit Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependents of retired employees. No event has occurred respecting any registered Company Canadian Compensation and Benefit Plan which could reasonably be expected to result in the revocation of the registration of such plan or entitle any Person (without the consent of the Company or its Subsidiaries) to wind up or terminate any Company Canadian Compensation and Benefit Plan, in whole or in part, or which could otherwise reasonably be expected to adversely affect the tax status of any such plan. None of the Company or its Subsidiaries have taken any contribution or premium holiday under any Company Canadian Compensation and Benefit Plan. None of the Company Canadian Compensation and Benefit Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments or require additional premiums or payments on termination of any such plan.

(ix) All Company Compensation and Benefit Plans covering current or former non-U.S. and non-Canadian employees, or their dependents or beneficiaries, of the Company and its Subsidiaries (“Company Non-US/Canada Compensation and Benefit Plans”) are and have been registered, qualified, invested and administered in all material respects in accordance with applicable local Law and the terms of such Company Non-US/Canada Compensation and Benefit Plans. The Company and its Subsidiaries have complied with all material obligations under such Company Non-US/Canada Compensation and Benefit Plans and there is no proceeding, action, complaint, investigation or claim in respect of any Company Non-US/Canada Compensation and Benefit Plan initiated by any Governmental Entity or any other Person (other than routine inquiries and claims for benefits). Each Company Non-US/Canada Compensation and Benefit Plan which is a funded plan is fully funded as of the last actuarial valuation date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefore as filed with the applicable regulatory authorities. None of the Company Non-US/Canada Compensation and Benefit Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependents of retired employees.

(x) Section 2.1(h)(x) of the Company Disclosure Letter sets forth the amount of bonuses accrued as of September 30, 2003 with respect to all employees of the Company and its Subsidiaries and the amount of bonuses targeted to be accrued for the remainder of fiscal year 2003.

(xi) The Company RSUs that the Company’s Board of Directors granted in October 2003 will not accelerate as a result of the transactions contemplated by this Agreement and the Arrangement.

(i) Compliance with Laws; Permits. Except as disclosed in the Company Reports filed with or furnished to the SEC prior to the date hereof, the businesses of each of the Company and its Subsidiaries are not being conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for any violation that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement. Except as disclosed in the Company Reports filed with or furnished to the SEC prior to the date hereof and except for any investigation or review that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to the Company or any of its Subsidiaries to conduct the same. To the knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any Law, and the Company has not received any notice or communication of any material noncompliance with any Law that has not been cured as of the date hereof. The Company and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (the “Company Permits”) necessary to conduct its business in all material respects as presently conducted, except where the failure to have any such Company Permits, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement.

(j) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each a “Takeover Statute”) or any anti-takeover provision in the Company’s Organizational Documents is, or at the Effective Time will be, applicable to the Company, the Company Common Shares, the Arrangement or the other transactions contemplated by this Agreement and the Arrangement.

(k) Environmental Matters. Except as disclosed in the Company Reports filed with or furnished to the SEC prior to the date hereof and except for matters that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance (as defined in Section 6.10)) which could reasonably be expected to require remediation pursuant to any Environmental Law; (iii) no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation which contamination could reasonably be expected to require remediation pursuant to any Environmental Law; (iv) neither the Company nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any third party property; (v) neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction, indemnity or other agreement with any Governmental Entity or third party relating to liability under any Environmental

Law or relating to Hazardous Substances; (vii) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) the Company has made available to Parent copies of all material environmental reports, studies, assessments, sampling data and other environmental documents in its possession relating to Company or its Subsidiaries or their respective current and former properties or operations.

(l) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined in Section 6.10) required to be filed by any of them, except where failures to so prepare or file Tax Returns, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement and all such filed Tax Returns are complete and accurate in all respects, except where failure to be complete and accurate, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement, (ii) have duly and timely paid or remitted all Taxes (as defined in Section 6.10) that are required to be paid or remitted or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing or paid to, or collected from, any employee, creditor or third party, except with respect to matters contested in good faith in appropriate proceedings and reserved for in accordance with Canadian GAAP and except where failures to so pay or remit, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement; and (iii) have not waived any statute of limitations with respect to any United States or Canadian federal income Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. The Tax Returns referred to in clause (i) of the previous sentence, to the extent related to United States or Canadian federal income Taxes, have been examined or reviewed by the relevant taxing authority or the period for assessment or reassessment of the Taxes in respect of which such Tax Returns were required to be filed has expired. As of the date hereof, there are no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters. The Company has made available to Parent true and correct copies of all United States and Canadian federal income Tax Returns filed by the Company and its Subsidiaries for taxable years ended on or after December 31, 2000 and before the date hereof. The Company and each of its Subsidiaries have complied with all United States and Canadian federal information reporting requirements and has retained all necessary information in its files to permit continued compliance with informational reporting requirements, except where failures to so comply or retain, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement. There are no material liens (including statutory trusts) on any of the assets of the Company or any of its Subsidiaries, except for liens relating to current taxes not yet due and payable. No closing, settlement or similar agreements have been entered into by any taxing authority with the Company or any of its Subsidiaries, except closing, settlement and similar agreements that would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement. None of Moore Holdings USA, Inc. nor any of its Subsidiaries is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was Moore Business Forms, Inc., Moore U.S.A., Inc., Moore Holdings USA, Inc. or Wallace Computer Services, Inc.) None of the Company or any of its Subsidiaries has been a party to any distribution occurring during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of any state, local or foreign Law) applied. No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement and the Arrangement.

(m) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. No work stoppage, labor strike or slowdown against the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is involved in or threatened with any labor dispute or grievance which, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement. To the knowledge of the Company, there is no organizing effort or representation question at issue with respect to any employee of the Company or any of its Subsidiaries. No collective bargaining agreement to which the Company or any of its Subsidiaries is or may be a party is currently under negotiation or renegotiation and no existing collective bargaining agreement is due for expiration, renewal or renegotiation within the one year period after the date hereof. No trade or labor union, council of trade unions, employee bargaining agent or affiliated bargaining agent has applied, or to the knowledge of the Company threatened to apply, to have the Company or any of its Subsidiaries declared a common employer pursuant to the Labour Relations Act, 1995 or to be certified as the bargaining agent of any of the employees.

(n) Insurance. The Company and its Subsidiaries maintain fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage and other insurance policies, as applicable, that are consistent with that of other companies of substantially similar size and scope of operations in the same or substantially similar businesses.

(o) Intellectual Property. (i) The Company and/or each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, technology, trade secrets, know-how, computer software and tangible or intangible proprietary information or materials that are used in and material to the business of the Company and its Subsidiaries as currently conducted, and, to the knowledge of the Company, all patents, trademarks, trade names, service marks, domain names and copyrights owned by the Company and/or its Subsidiaries are valid and subsisting.

(ii) Except as disclosed in Company Reports filed with or furnished to the SEC prior to the date hereof:

(A) neither the Company nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of the Company’s obligations hereunder, in violation of any material licenses, sublicenses or other agreements as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, domain names, copyrights, technology, trade secrets, know-how, computer software or tangible or intangible proprietary information or materials that are used in and material to the business of the Company and its Subsidiaries as currently conducted (collectively, “Company Third-Party Intellectual Property Rights”);

(B) no claims with respect to (I) the material patents, registered and unregistered trademarks and service marks, domain names, registered and unregistered copyrights, trade names, and any applications therefor, technology, trade secrets, know-how, computer software or tangible or intangible proprietary information or materials owned by the Company or any of its Subsidiaries and used in the business of the Company and its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property Rights”) or (II) Company Third-Party Intellectual Property Rights are currently pending or, to the knowledge of the Company, are threatened by any Person, except for immaterial claims;

(C) to the knowledge of the Company, there are no valid grounds for any bona fide claims: (I) to the effect that the manufacture, sale, licensing or use of any product or service as now used, sold or licensed by the Company or any of its Subsidiaries, infringes, misappropriates or violates any copyright, patent, trademark, service mark, domain name, trade secret or other proprietary right of any Person; (II) against the use by the Company or any of its Subsidiaries of any

Company Intellectual Property Right or Company Third-Party Intellectual Property Right used in the business of the Company or any of its Subsidiaries as currently conducted; (III) challenging the ownership, validity or enforceability of any of the Company Intellectual Property Rights; or (IV) challenging the license or legally enforceable right to use the Company Third-Party Intellectual Property Rights by the Company or any of its Subsidiaries; and

(D) to the knowledge of the Company, there is no unauthorized use, infringement, misappropriation or violation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

(p) Vote Required. The only vote of the holders of any class or series of the Company’s capital stock or holders of Company Options and Company RSUs necessary or required to approve the Arrangement will be that vote determined by the Court and provided for in the Interim Order.

(q) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated by this Agreement and the Arrangement except that the Company has employed Goldman, Sachs & Co. as its financial advisor, the arrangements with which have been disclosed to Parent prior to the date hereof.

2.2. Representations and Warranties of Parent. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”), Parent hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, would not be reasonably likely to have a Parent Material Adverse Effect (as defined in Section 6.10) or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement. Parent has made available to the Company a complete and correct copy of the Organizational Documents of Parent and its Significant Subsidiaries, each as amended to the date hereof. Parent’s and its Significant Subsidiaries’ Organizational Documents so made available are in full force and effect. Section 2.2(a) of the Parent Disclosure Letter contains a correct and complete list of each jurisdiction where Parent and each of its Subsidiaries (other than any Subsidiaries that have no operations and have no employees) is organized and qualified to do business.

(b) Capital Structure. (i) The authorized capital stock of Parent consists of (A) 500,000,000 shares of Parent Common Stock and (B) 2,000,000 shares of preferred stock, par value $1.00 per share (the “Parent Preferred Stock”), of which 500,000 shares have been designated as Series A Junior Participating Stock (the “Parent Series A Preferred Stock”).

(ii) (A) At the close of business on October 31, 2003, 113,621,530 shares of Parent Common Stock were issued and outstanding, all of which have been duly authorized and are validly issued, fully paid and nonassessable.

(B) As of the date hereof, no shares of Parent Preferred Stock were issued and outstanding, but 500,000 shares of Parent Series A Preferred Stock were reserved for issuance pursuant to the exercise of the rights to acquire shares of Parent Series A Preferred Stock (the “Parent Rights”) issued or to be issued pursuant to the Rights Agreement, dated as of April 25, 1996, between Parent and First Chicago Trust Company of New York, as Rights Agent (the “Parent Rights Agreement”).

(C) Section 2.2(b)(ii) of the Parent Disclosure Letter contains a correct and complete list as of October 31, 2003 of the aggregate number of outstanding options to purchase shares of Parent Common Stock (collectively, the “Parent Options”) under each of (1) Parent’s Shares Stock Option Plan, (2) Parent’s 1991 Stock Incentive Plan, (3) Parent’s 1995 Stock Incentive Plan, (4) Parent’s 2000 Stock Incentive Plan and (5) Parent’s 2000 Broad-Based Stock Incentive Plan (collectively, the “Parent Stock Plans”). Between October 31, 2003 and the date hereof, Parent has not granted any additional options under the Parent Stock Plans or awarded any stock units or restricted stock.

(iii) Each of the outstanding shares of capital stock of each of Parent’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and, except for directors’ qualifying shares, owned by Parent or a direct or indirect wholly owned subsidiary of Parent, free and clear of any lien, pledge, security interest, claim or other encumbrance.

(iv) Except for the Parent Rights, except for outstanding rights under the Parent Stock Plans and except as may be permitted to be issued, delivered or sold after the date hereof in accordance with Section 3.1(b), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or to sell any shares of capital stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any

Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding contractual rights to which Parent or any of its Subsidiaries is a party, the value of which is based on the value of Parent Common Stock.

(v) Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Parent Common Stockholders on any matter (“Parent Voting Debt”).

(vi) No holders of securities issued by Parent or any of its Subsidiaries have any right to compel Parent or any of its Subsidiaries to register or otherwise qualify such securities for public sale in the United States.

(c) Corporate Authority; Approval and Fairness. (i) Parent has all requisite corporate power and authority and has taken all corporate action necessary in order to execute and deliver this Agreement and, subject only to the affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Parent Common Stock (provided that at least a majority of Parent Common Stock issued and outstanding and entitled to vote at the Parent Meeting is present in person or represented by proxy at such meeting) (the “Parent Requisite Vote”) approving each of the Parent Proposals, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement and the Arrangement. This Agreement is a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except to the extent enforceability may be subject to (A) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (B) general equitable principles (whether considered in a proceeding in equity or at law).

(ii) The Board of Directors of Parent has: (A) determined unanimously that the transactions contemplated by this Agreement and the Arrangement are advisable and in the best interests of the Parent Common Stockholders; (B) received an opinion from its financial advisor, Morgan Stanley & Co. Incorporated, to the effect that, as of the date hereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair from a financial point of view to Parent; and (C) determined to recommend that the Parent Common Stockholders vote in favor of each of the Parent Proposals.

(iii) Prior to the Effective Time, subject to the Parent Requisite Vote, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to this Agreement and the Arrangement. The Parent Common Stock, when issued (A) in accordance with this Agreement and the Arrangement, (B) upon the exercise of options issued in exchange for Company Options pursuant to this Agreement and the Arrangement or (C) upon the vesting of restricted stock units with respect to Parent Common Stock issued in exchange for Company RSUs pursuant to this Agreement and the Arrangement will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when so issued as described in clause (A) of the preceding sentence, will be exempt from registration under the Securities Act and registered or exempt from registration under any applicable state securities or “blue sky” Laws.

(d) Governmental Filings; No Violations. (i) Other than the filings, notices and/or approvals (A) under the HSR Act, (B) under the Securities Act and the Exchange Act, (C) to comply with state securities or “blue sky” Laws, (D) as may be required by the NYSE in respect of the Parent Common Stock to be issued in the transactions contemplated by this Agreement and the Arrangement and the listing of the Parent Common Stock on the NYSE, (E) required or advisable to be made or obtained under Canadian securities Laws, the Investment Canada Act and the Competition Act (Canada) (the “Competition Act”) and (F) required to be or customarily filed pursuant to any state environmental transfer statutes, no notices, reports or other filings are required to be made by Parent or any of its Subsidiaries with, and no consents, registrations, approvals, permits or authorizations are required to be obtained by Parent or any of its Subsidiaries from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated by this Agreement and the Arrangement, except where the failure to make any such notice, report or filing or obtain any such consent, registration, approval, permit or authorization, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement.

(ii) The execution, delivery and performance of this Agreement by Parent do not, and the consummation by Parent of the transactions contemplated by this Agreement and the Arrangement will not, constitute or result in (A) a breach or violation of, or a default under, the Organizational Documents of Parent or any of its Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on the assets of Parent or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement.

(e) Parent Reports; Financial Statements. Parent has delivered to the Company each registration statement, report, proxy statement or information statement that it has filed with or furnished to the SEC since December 31, 2002 (the “Parent Audit Date”) (collectively, including any other reports filed with or furnished to the SEC subsequent to the date hereof and as amended, the “Parent Reports”), including (i) Parent’s Annual Report on Form 10-K for the year ended December 31, 2002 and (ii) Parent’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2003 and June 30, 2003 (including exhibits, annexes and any amendments thereto). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) consistently applied during the periods involved, except as may be noted therein.

(f) Absence of Certain Changes. Except as disclosed in the Parent Reports filed with or furnished to the SEC prior to the date hereof, since the Parent Audit Date Parent and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been: (i) any change in the financial condition, business, operations, results of operations, properties, assets or liabilities of Parent and its Subsidiaries or any development or combination of developments of which management of Parent has knowledge that, individually or in the aggregate, has had or would reasonably be likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Parent or any of its Subsidiaries, whether or not covered by insurance; (iii) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of Parent except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; or (iv) any change by Parent in accounting principles or any material accounting practices or methods. Since the Parent Audit Date, except as provided for herein or as disclosed in the Parent Reports filed with or furnished to the SEC prior to the date hereof, there has not been any material increase in the compensation payable or that could become payable by Parent or any of its

Subsidiaries to any executive officer or key employee or any material amendment of any of the Parent Compensation and Benefit Plans (as defined in Section 2.2(h)(i)) other than increases or amendments in the ordinary course.

(g) Litigation and Liabilities. Except as disclosed in the Parent Reports filed with or furnished to the SEC prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Affiliates or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or any other facts or circumstances of which Parent has knowledge that could result in any claims against, or obligations or liabilities of, Parent or any of its Affiliates, except, in the case of clauses (i) and (ii), for those that, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement.

(h) Employee Benefits. (i) A copy of each written, and a description of each unwritten, bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock-based, employment, termination, severance, compensation, benefit, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of Parent and its Subsidiaries (the “Parent Compensation and Benefit Plans”) and any trust or funding agreement or insurance contract forming a part of such Parent Compensation and Benefit Plan has been made available to the Company prior to the date hereof. The Parent Compensation and Benefit Plans are listed in Section 2.2(h)(i) of the Parent Disclosure Letter and any Parent Compensation and Benefit Plan that is the subject of a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified in such Section 2.2(h)(i).

(ii) To the knowledge of Parent, all Parent Compensation and Benefit Plans, other than Multiemployer Plans and Parent Compensation and Benefit Plans maintained outside of the United States primarily for the benefit of employees, directors, former employees or former directors of Parent and its Subsidiaries working outside of the United States (collectively, the “U.S. Parent Compensation and Benefit Plans”) are in material compliance with all applicable Laws, including the Code and ERISA. Each U.S. Parent Compensation and Benefit Plan which is subject to ERISA (the “Parent ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Parent Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter from the IRS covering all tax Laws changes prior to the EGTRRA, is the subject of a request to the IRS for such favorable determination letter submitted within the applicable remedial amendment period under Section 401(b) of the Code, or is entitled to rely upon the favorable opinion letters described above, and Parent is not aware of any circumstances likely to result in revocation of any such favorable opinion or determination letter. There is no pending or, to the knowledge of Parent, threatened material litigation relating to the Parent Compensation and Benefit Plans. To the knowledge of Parent, neither Parent nor any of its Subsidiaries has engaged in a transaction with respect to any Parent ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Parent or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. Since January 1, 2000, neither Parent nor any of its Subsidiaries has filed an application under the IRS Employee Plans Compliance Resolution System or the DOL’s Voluntary Fiduciary Correction program with respect to any Parent ERISA Plan.

(iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Parent or any Subsidiary with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered an ERISA Affiliate of Parent. Parent and its Subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a Multiemployer Plan (regardless of whether based on contributions of an ERISA Affiliate of Parent). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Parent Pension Plan or by any ERISA Affiliate of Parent within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement and the Arrangement.

(iv) All contributions or premiums required to be paid under the terms of any Parent Compensation and Benefit Plan or by any Laws as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date hereof. Neither any Parent Pension Plan nor any “single-employer plan,” as defined above, of an ERISA Affiliate of Parent has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate of Parent has an outstanding funding waiver. Neither Parent nor its Subsidiaries has provided, or is required to provide, security to any Parent Pension Plan or to any “single-employer plan,” as defined above, of an ERISA Affiliate of Parent pursuant to Section 401(a)(29) of the Code.

(v) Under each Parent Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Parent Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Parent Pension Plan, and there has been no material change in the financial condition of such Parent Pension Plan since the last day of the most recent plan year. The withdrawal liability of Parent and its Subsidiaries under each Multiemployer Plan to which Parent, any of its Subsidiaries or an ERISA Affiliate of Parent has contributed during the preceding 12 months, determined as if a “complete withdrawal” within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $5,000,000.

(vi) Neither Parent nor its Subsidiaries have any obligations for retiree health and life benefits under any Parent ERISA Plan. Each such plan contains provisions that allow Parent or its Subsidiaries to amend or terminate such plan at any time without the consent of any other Person and without incurring liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(vii) There has been no amendment to, announcement by Parent or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Parent Compensation and Benefit Plan which would increase materially the expense of maintaining such Parent Compensation and Benefit Plan above the level of the expense incurred therefore for the most recent fiscal year. The execution of this Agreement, approval of each of the Parent Proposals by the Parent Requisite Vote, or consummation of the transactions contemplated by this Agreement and the Arrangement will not (u) entitle any employees of Parent or its Subsidiaries to severance pay or any increase in severance pay upon termination of employment, (v) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Parent Compensation and Benefit Plans, (w) result in any breach or violation of, or default under, any of the Parent Compensation and Benefit Plans, (x) limit or restrict the right of Parent to merge, amend or terminate any of the Parent Compensation and Benefit Plans, (y) cause Parent or any of its Subsidiaries to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award or (z) result in payments under any of the Parent Compensation and Benefit Plans that are not deductible pursuant to Section 162(m) or Section 280G of the Code to the extent such payments were so deductible prior to such events.

(viii) Parent and its Subsidiaries do not have or maintain any Parent Compensation and Benefit Plans covering current or former Canadian employees, or their dependents or beneficiaries.

(ix) All Parent Compensation and Benefit Plans covering current or former non-U.S. and non-Canadian employees, or their dependents or beneficiaries, of Parent and its Subsidiaries (“Parent Non-US/Canada Compensation and Benefit Plans”) are and have been registered, qualified, invested and administered in all material respects in accordance with applicable local Law and the terms of such Parent Non-US/Canada Compensation and Benefit Plans. Parent and its Subsidiaries have complied with all material obligations under such Parent Non-US/Canada Compensation and Benefit Plans and there is no proceeding, action, complaint, investigation or claim in respect of any Parent Non-US/Canada Compensation and Benefit Plan initiated by any Governmental Entity or any other Person (other than routine inquiries and claims for benefits). Each

Parent Non-US/Canada Compensation and Benefit Plan which is a funded plan is fully funded as of the last actuarial valuation date on both a going concern and a solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation therefore as filed with the applicable regulatory authorities. None of the Parent Non-US/Canada Compensation and Benefit Plans (other than pension plans) provide benefits to retired employees or to the beneficiaries or dependents of retired employees.

(x) Section 2.2(h)(x) of the Parent Disclosure Letter sets forth the amount of bonuses accrued as of September 30, 2003 with respect to all employees of Parent and its Subsidiaries and the amount of bonuses targeted to be accrued for the remainder of fiscal year 2003.

(i) Compliance with Laws; Permits. Except as disclosed in the Parent Reports filed with or furnished to the SEC prior to the date hereof, the businesses of each of Parent and its Subsidiaries are not being conducted in violation of any Laws, except for any violation that, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement. Except as disclosed in the Parent Reports filed with or furnished to the SEC prior to the date hereof and except for any investigation or review that, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened, nor has any Governmental Entity indicated an intention to Parent or any of its Subsidiaries to conduct the same. To the knowledge of Parent, no material change is required in Parent’s or any of its Subsidiaries’ processes, properties or procedures in connection with any Law, and Parent has not received any notice or communication of any material noncompliance with any Law that has not been cured as of the date hereof. Parent and its Subsidiaries each has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (the “Parent Permits”) necessary to conduct its business in all material respects as presently conducted, except where the failure to have any such Parent Permits, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement.

(j) Takeover Statutes. No Takeover Statute or any anti-takeover provision in Parent’s Organizational Documents is, or at the Effective Time will be, applicable to the transactions contemplated by this Agreement and the Arrangement.

(k) Environmental Matters. Except as disclosed in the Parent Reports filed with or furnished to the SEC prior to the date hereof and except for matters that,

individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement: (i) the Parent and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by Parent or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance which could reasonably be expected to require remediation pursuant to any Environmental Law; (iii) no property formerly owned or operated by Parent or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership or operation which contamination could reasonably be expected to require remediation pursuant to any Environmental Law; (iv) neither Parent nor any of its Subsidiaries is liable for any Hazardous Substance disposal or contamination on any third party property; (v) neither Parent nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vi) neither Parent nor any of its Subsidiaries is subject to any order, decree, injunction indemnity or other agreement with any Governmental Entity or third party relating to liability under any Environmental Law or relating to Hazardous Substances; (vii) there are no other circumstances or conditions involving Parent or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (viii) Parent has made available to the Company copies of all material environmental reports, studies, assessments, sampling data and other environmental documents in its possession relating to Parent or its Subsidiaries or their respective current and former properties or operations.

(l) Taxes. Parent and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them, except where failures to so prepare or file Tax Returns, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement and all such filed Tax Returns are complete and accurate in all respects, except where failure to be complete and accurate, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement; (ii) have duly and timely paid or remitted all Taxes that are required to be paid or remitted or that Parent or any of its Subsidiaries are obligated to withhold from amounts owing or paid to, or collected from, any employee, creditor or third party, except with respect to matters contested in good faith in appropriate proceedings and reserved for in accordance with U.S. GAAP and except where failures to so pay or remit, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement; and (iii) have not waived any statute of limitations with respect to any United States federal income Taxes or, to the extent related to such Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, in each case to the extent such waiver or agreement is currently in effect. The Tax Returns referred to in clause (i) of the previous sentence, to the extent related to United States federal income Taxes, have been examined or reviewed by the relevant taxing authority or the period for assessment or reassessment of the Taxes in respect of which such Tax Returns were required to be filed has expired. As of the date hereof, there are no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters. Parent has made available to the Company true and correct copies of all United States federal income Tax Returns filed by Parent and its Subsidiaries for taxable years ended on or after December 31, 2001 and before the date hereof. Parent and each of its Subsidiaries have complied with all United States federal information reporting requirements and has retained all necessary information in its files to permit continued compliance with informational reporting requirements, except where failures to so comply or retain, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement. There are no material liens (including statutory trusts) on any of the assets of Parent or any of its Subsidiaries, except for liens relating to current taxes not yet due and payable. No closing, settlement or similar agreements have been entered into by any taxing authority with Parent or any of its Subsidiaries, except closing, settlement and similar agreements that would not be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement. Neither Parent nor any of its Subsidiaries is or has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing consolidated United States federal income Tax Returns (other than such a group the common parent of which is or was Parent). Neither Parent nor any of the Subsidiaries of Parent has been a party to any distribution during the last three years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code (or any similar provision of any state, local or foreign Laws) applied.

(m) Labor Matters. Neither Parent nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. No work stoppage, labor strike or slowdown against Parent or any of its Subsidiaries is pending or, to the knowledge of Parent, threatened. Neither Parent nor any of its Subsidiaries is involved in or threatened with any labor dispute or grievance which, individually or in the aggregate, would be reasonably likely to have a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Parent to consummate the transactions contemplated by this Agreement and the Arrangement. To the knowledge of the Parent, there is no organizing effort or representation question at issue with respect to any employee of Parent or any of its Subsidiaries. No collective bargaining agreement to which Parent or any of its Subsidiaries is or may be a party is currently under negotiation or renegotiation and no existing collective bargaining agreement is due for expiration, renewal or renegotiation within the one year period after the date hereof.

(n) Insurance. Parent and its Subsidiaries maintain fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage and other insurance policies, as applicable, that are consistent with that of other companies of substantially similar size and scope of operations in the same or substantially similar businesses.

(o) Intellectual Property. (i) Parent and/or each of its Subsidiaries owns, is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, technology, trade secrets, know-how, computer software and tangible or intangible proprietary information or materials that are used in and material to the business of Parent and its Subsidiaries as currently conducted, and to the knowledge of Parent, all such patents, trademarks, trade names, service marks, domain names and copyrights owned by Parent and/or its Subsidiaries are valid and subsisting.

(ii) Except as disclosed in Parent Reports filed with or furnished to the SEC prior to the date hereof:

(A) neither Parent nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of Parent’s obligations hereunder, in violation of any material licenses, sublicenses or other agreements as to which Parent or any of its Subsidiaries is a party and pursuant to which Parent or any of its Subsidiaries is authorized to use any third-party patents, trademarks, service marks, domain names, copyrights, technology, trade secrets, know-how, computer software or tangible or intangible proprietary information or materials that are used in and material to the business of the Parent and its Subsidiaries as currently conducted (collectively, “Parent Third-Party Intellectual Property Rights”);

(B) no claims with respect to (I) the material patents, registered and unregistered trademarks and service marks, domain names, registered and unregistered copyrights, trade names, and any applications therefor, technology, trade secrets, know-how, computer software or tangible or intangible proprietary information or materials owned by Parent or any of its Subsidiaries and used in the business of Parent and its Subsidiaries as currently conducted (collectively, the “Parent Intellectual Property Rights”) or (II) Parent Third-Party Intellectual Property Rights are currently pending or, to the knowledge of Parent, are threatened by any Person, except for immaterial claims;

(C) to the knowledge of Parent, there are no valid grounds for any bona fide claims (I) to the effect that the manufacture, sale, licensing or use of any product or service as now used, sold or licensed by Parent or any of its Subsidiaries, infringes, misappropriates or violates any copyright, patent, trademark, service mark, domain name, trade secret or other proprietary right of any Person; (II) against the use by Parent or any of its Subsidiaries of any Parent Intellectual Property Rights or Parent Third-Party Intellectual Property Rights used in the business of Parent or any of its Subsidiaries as currently conducted; (III) challenging the ownership, validity or enforceability of any of the Parent Intellectual Property Rights; or (IV) challenging the license or legally enforceable right to use of the Parent Third-Party Intellectual Property Rights by Parent or any of its Subsidiaries; and

(D) to the knowledge of Parent, there is no unauthorized use, infringement or misappropriation or violation of any of the Parent Intellectual Property Rights by any third party, including any employee or former employee of Parent or any of its Subsidiaries.

(p) Vote Required. The Parent Requisite Vote is the only vote of the holders of any class or series of the Parent’s capital stock necessary or required to approve each of the Parent Proposals.

(q) Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the transactions contemplated by this Agreement and the Arrangement, except that Parent has employed Morgan Stanley & Co. Incorporated as its financial advisor, the arrangements with which have been disclosed to the Company prior to the date hereof.

ARTICLE III

COVENANTS

3.1. Interim Operations. (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) and except as otherwise expressly set forth in this Agreement or the corresponding subsection of Section 3.1(a) of the Company Disclosure Letter):

(i) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and each of its Subsidiaries shall use its respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

(ii) it shall not (A) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (B) amend its Organizational Documents; (C) other than in the case of any direct or indirect, wholly owned Subsidiary, split, combine or reclassify its outstanding shares of capital stock; (D) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly owned Subsidiaries; or (E) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(iii) neither it nor any of its Subsidiaries shall (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Company Voting Debt (other than Company Common Shares issuable under the Company Option Plans); (B) other than products sold to customers in the ordinary and usual course of business (without limitation as to dollar amount) or otherwise in the ordinary and usual course of business and not in an aggregate amount of more than $5,000,000, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries); (C) incur or modify any indebtedness other than (x) indebtedness existing solely between the Company and its wholly owned Subsidiaries or between such wholly owned Subsidiaries or (y) indebtedness in an aggregate amount less than $30,000,000; provided, however, that prior to incurring any indebtedness, if practicable, the Company shall provide Parent with a reasonable right of consultation; provided, further, that the foregoing right of consultation shall not apply in the case of indebtedness in respect of letters of credit, guarantees or performance bonds or indebtedness existing solely between the Company and its wholly owned Subsidiaries or between such wholly owned Subsidiaries; (D) except as approved by the Transition Team, make or authorize or commit for any capital expenditures which, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $10,000,000; and (E) except as otherwise provided in clause (D) immediately above and other than raw materials, supplies and other inventory items acquired in the ordinary and usual course of business consistent with past practice, by any means, make any acquisitions of, or investments in stock of (or other interest in) or assets of any other Person;

(iv) neither it nor any of its Subsidiaries shall (A) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Company Compensation and Benefit Plans except as required by any Laws or the terms of applicable collective bargaining agreements, (B) other than in the ordinary and usual course of business consistent with past practice and the Company’s compensation budget with respect to employees at an annual compensation level of less than $150,000, increase the compensation of any employee or (C) except as approved by the Transition Team, hire any employee at an annual compensation level expected to be more than $100,000;

(v) except in the ordinary and usual course of business, neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

(vi) neither it nor any of its Subsidiaries shall make any material Tax election or file any material income Tax Return inconsistent with past practice or implement or adopt any change in its accounting principles or material accounting practices, in all cases other than as may be required by applicable Law or by Canadian GAAP;

(vii) neither it nor any of its Subsidiaries shall take any action or omit to take any action that it reasonably expects would cause any of its representations and warranties herein to become untrue in any material respect; and

(viii) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

(b) Parent covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) and except as otherwise expressly set forth in this Agreement or the corresponding subsection of Section 3.1(b) of the Parent Disclosure Letter):

(i) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and each of its Subsidiaries shall use its respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

(ii) it shall not (A) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (B) except as provided in Section 3.19, amend its Organizational Documents or amend, modify or terminate the Parent Rights Agreement; (C) other than in the case of any direct or indirect, wholly owned Subsidiary, split, combine or reclassify its outstanding shares of capital stock; (D) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than (x) dividends from its direct or indirect wholly owned Subsidiaries and (y) regular quarterly cash dividends in respect of Parent Common Stock, not in excess of $0.26 per share per quarter, with declaration and record dates consistent with past practice; or (E) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(iii) neither it nor any of its Subsidiaries shall (A) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Parent Voting Debt (other than Parent

Common Stock issuable under the Parent Stock Plans); (B) other than (x) as Parent deems reasonably necessary to obtain the consent, approval or authorization of any Governmental Entity in order to consummate the transactions contemplated by this Agreement and the Arrangement, (y) products sold to customers in the ordinary and usual course of business (without limitation as to dollar amount) or (z) otherwise in the ordinary and usual course of business and not in an aggregate amount of more than $5,000,000, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries); (C) incur or modify any indebtedness other than (x) commercial paper, (y) indebtedness existing solely between Parent and its wholly owned Subsidiaries or between such wholly owned Subsidiaries or (z) indebtedness in an aggregate amount less than $30,000,000; provided, however, that prior to incurring any indebtedness, if practicable, Parent shall provide the Company with a reasonable right of consultation; provided, further, that the foregoing right of consultation shall not apply in the case of indebtedness in respect of commercial paper, letters of credit, guarantees or performance bonds or indebtedness existing solely between Parent and its wholly owned Subsidiaries or between such wholly owned Subsidiaries; (D) except as approved by the Transition Team, make or authorize or commit for any capital expenditures which, individually, is in excess of $1,000,000 or, in the aggregate, are in excess of $10,000,000; and (E) except as otherwise provided in clause (D) immediately above and other than raw materials, supplies and other inventory items acquired in the ordinary and usual course of business consistent with past practice, by any means, make any acquisitions of, or investments in stock of (or other interest in) or assets of any other Person;

(iv) neither it nor any of its Subsidiaries shall (A) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Parent Compensation and Benefit Plans except as required by any Laws or the terms of applicable collective bargaining agreements, (B) other than in the ordinary and usual course of business consistent with past practice and Parent’s compensation budget with respect to employees at an annual compensation level of less than $150,000, increase the compensation of any employee or (C) except as approved by the Transition Team, hire any employee at an annual compensation level expected to be more than $100,000;

(v) except in the ordinary and usual course of business, neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

(vi) neither it nor any of its Subsidiaries shall make any material Tax election or file any material income Tax Return inconsistent with past practice or implement or adopt any change in its accounting principles or material accounting practices, in all cases other than as may be required by applicable Law or by U.S. GAAP;

(vii) neither it nor any of its Subsidiaries shall take any action or omit to take any action that it reasonably expects would cause any of its representations and warranties herein to become untrue in any material respect; and

(viii) neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

3.2. Acquisition Proposals. (a) Each of the Company and Parent agrees that it shall not, and it shall not permit any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to, and that it shall direct and cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or otherwise knowingly facilitate any inquiries or the making by any third party of any proposal or offer with respect to a purchase, merger, reorganization, share exchange, consolidation, amalgamation, arrangement or similar transaction involving any material portion of the consolidated assets of the Company or Parent or fifteen percent (15%) or more of any equity securities of the Company or Parent (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). Each of the Company and Parent further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or Parent, or their respective Board of Directors, from (A) complying with Rule 14a-9, Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal and, in the case of the Company and its Board of Directors, from complying with Section 99 of the Ontario Securities Act and similar provisions of the securities Laws of each of the other provinces and territories of Canada or from calling and holding a meeting of the Company Common Shareholders requisitioned by such shareholders pursuant to Section 143 of the CBCA; (B) at any time before, but not after, the Company Meeting, in the case of the Company, or the Parent Meeting, in the case of Parent, is convened, providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors of the Company or Parent, as the case may be, receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 6.7); (C) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (D) recommending such an Acquisition Proposal to the shareholders of the Company or the stockholders of Parent, as the case may be, if and only to the extent that, (i) in each such case referred to in clause (B), (C) or (D) above, the Board of Directors of the Company or Parent, as the case may be, determines in good faith after consultation with outside legal counsel that failure to do so would be inconsistent with its fiduciary duties under applicable Law and (ii) in each case referred to in clause (C) or (D) above, the Board of Directors of the Company or Parent, as the case may be, determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal and could, in the case of (C), and would, in the case of (D), if consummated, result in a transaction more favorable to the shareholders of the Company or the stockholders of Parent, as the case may be, from a financial point of view than the transactions contemplated by this Agreement and the Arrangement (any such more favorable Acquisition Proposal being referred to as a “Superior Proposal”). Each of the Company and Parent shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Each of the Company and Parent shall take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 3.2. Each of the Company and Parent shall notify Parent, in the case of the Company, and the Company, in the case of Parent, promptly (but in any event within 24 hours) if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent, in the case of the Company, and the Company, in the case of Parent, informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.

(b) Each of Parent and the Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries. Neither Parent nor the Company shall terminate, amend, modify or waive any provision of any confidentiality or standstill or similar agreement to which the Company, Parent or any of their respective Subsidiaries is a party. Each of Parent and the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreements, including using reasonable best efforts to obtain injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

3.3. Information Supplied. Each of the Company and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the Company Common Shareholders and the Parent Common Stockholders and at the time of the Company Meeting and the Parent Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.4. Shareholder Meetings. The Company will take, in accordance with applicable Law, its Organizational Documents and the Interim Order, all action necessary to convene the Company Meeting as promptly as practicable after it obtains the Interim Order and SEC Clearance to consider and vote upon the approval of the Arrangement Resolution. Subject to fiduciary obligations under applicable Law, the Board of Directors of the Company shall recommend and not withdraw such recommendation and shall take all lawful action to solicit such approval. The Arrangement Resolution shall be submitted to the Company Common Shareholders and holders of outstanding Company Options and Company RSUs at the Company Meeting whether or not the Board of Directors of the Company determines at any time prior to the Company Meeting that the Arrangement is no longer advisable and recommends that shareholders, optionholders and unitholders reject it. Parent will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene the Parent Meeting as promptly as practicable after SEC Clearance and the Company obtains the Interim Order to consider and vote on each of the Parent Proposals. Subject to fiduciary obligations under applicable Law, the Board of Directors of Parent shall recommend each of the Parent Proposals and not withdraw each of such recommendations and shall take all lawful action to solicit such approvals. Each of the Parent Proposals shall be submitted to the Parent Common Stockholders at the Parent Meeting whether or not the Board of Directors of Parent determines at any time prior to the Parent Meeting that either or both of the Parent Proposals is or are no longer advisable and recommends that stockholders reject either or both of the Parent Proposals. Parent and the Company will cause the Parent Meeting and the Company Meeting to be held on the same date, and, except as required by Law or required by the Parent Common Stockholders or by the Company Common Shareholders, as applicable, neither Parent nor the Company will adjourn, postpone or cancel (or propose for adjournment, postponement or cancellation) their respective meeting without the other’s prior written consent.

3.5. Filings; Other Actions; Notification. (a) The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the transactions contemplated by this Agreement and the Arrangement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated by this Agreement and the Arrangement; provided, however, that nothing in this Section 3.5 shall require, or be construed to require, either Parent or the Company to proffer to, or agree to, sell or hold separate or agree to sell, before or after the Effective

Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective Affiliates (or to consent to any offer, sale, holding or agreement to sell, by the Company or Parent of any of its assets or businesses) that accounted in the aggregate for more than $150 million in revenues for the fiscal year ended December 31, 2003 (a “Burdensome Condition”). Subject to applicable Laws relating to the exchange of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Arrangement. Each of Parent and the Company will respond promptly to any requests for additional information by any Governmental Entity in connection with the transactions contemplated by this Agreement and the Arrangement. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(b) Subject to applicable Laws relating to the exchange of information, each of the Company and Parent shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders or shareholders, as applicable, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement and the Arrangement.

(c) Each of the Company and Parent shall use reasonable best efforts to obtain all necessary or advisable rulings or orders of Canadian securities regulatory authorities.

(d) Each of the Company and Parent shall keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the Arrangement, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the transactions contemplated by this Agreement and the Arrangement. Each of the Company and Parent shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or Parent Material Adverse Effect, respectively, or prevent, materially delay or materially impair the ability of the Company or Parent, respectively, to consummate the transactions contemplated by this Agreement and the Arrangement. Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(e) Each of the Company and Parent shall promptly make all filings, notifications, applications, permit transfers and other submissions relating to the transactions contemplated by this Agreement and the Arrangement required or customary pursuant to any Environmental Laws, including those relating to the ownership, operation or transfer of real property (“Environmental Submissions”). The Company and Parent shall provide each other with copies of all Environmental Submissions at the time of filing and the parties shall cooperate with each other in the preparation and execution of all Environmental Submissions.

(f) Parent shall submit a proposal (the “Benefit Plan Proposal”) to the Parent Common Stockholders at the Parent Meeting to approve a new stock incentive plan of Parent which will, among other things, enable Parent to satisfy its obligations under this Agreement and any current or contemplated employment agreements.

3.6. Taxation. Neither Parent nor the Company shall knowingly take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the transactions contemplated hereby as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code.

3.7. Access. Upon reasonable notice, and except as may otherwise be required by applicable Law, each of the Company and Parent shall (and shall cause each of its Subsidiaries to) afford the officers, employees, counsel, accountants and other authorized representatives of the other party (“Representatives”) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, records and personnel and, during such period, each of the Company and Parent shall (and shall cause each of its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested; provided, however, that no investigation pursuant to this Section 3.7 shall affect or be deemed to modify any representation or warranty made by any party hereto; provided, further, that, in the case of Parent, all such requests for access to, or information concerning, the Company shall be made by or on behalf of the current Chairman of Parent’s Finance Committee, and in the case of the Company, all such requests for access to, or information concerning, Parent shall be made by or on behalf of the Company’s current Chief Executive Officer; provided, further, that nothing in this Section 3.7 shall require any party hereto to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would result in (a) the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such party shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (b) any violation of Laws relating to the sharing of information between competitors, it being understood that the parties will provide extracts, or summaries, or aggregations or other information to the greatest extent practicable in a manner that does not result in any such violation or improper disclosure. All requests for information made pursuant to this Section 3.7 shall be directed to such Person or Persons as shall be designated by such party.

3.8. Stock Exchange Listing and De-listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued pursuant to this Agreement and the Arrangement to be approved for issuance and listing on the NYSE, subject to official notice of issuance, prior to or as of the Effective Time. Parent shall use its reasonable best efforts to cause all of the shares of Parent Common Stock to be approved for listing on the TSX, prior to or as of the Effective Time. Parent shall use its reasonable best efforts to cause the Company Common Shares to be de-listed from the TSX and NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

3.9. Publicity. The initial press release by the Company and Parent concerning this Agreement and the transactions contemplated by this Agreement and the Arrangement shall be a joint press release and thereafter the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the transactions contemplated by this Agreement and the Arrangement and prior to making any filings with any third party and/or any Governmental Entity (including any securities exchange) with respect thereto, except as may be required by any Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange.

3.10. Employee Benefits. (a) The Company shall take all actions necessary on the Closing Date to pay all amounts owing in respect of outstanding Deferred Stock Units under the Share Plan of the Company for Non-Employee Directors. Payment shall be based upon the closing price of the Company Common Shares as reported on the TSX on the last trading day immediately prior to the Closing Date.

(b) Parent agrees that the transactions contemplated by this Agreement and the Arrangement will not constitute a “Potential Change in Control” under any Parent Compensation and Benefit Plan and agrees that it will not take any action (whether by board resolution or otherwise) that would cause a Potential Change in Control to occur under any such Plan.

3.11. Expenses. Except as otherwise provided in Section 5.5, whether or not the Arrangement is consummated, all costs and expenses incurred in connection with this Agreement and the Arrangement and the transactions contemplated by this Agreement and the Arrangement shall be paid by the party incurring such expense, except that expenses and fees incurred in connection with the filing, printing and mailing of the Joint Proxy Statement shall be shared equally by Parent and the Company.

3.12. Indemnification; Directors’ and Officers’ Insurance. (a) Parent shall cause the Company to honor, and shall itself honor as if it were the Company, in each case, to the fullest extent permitted by applicable Law, all rights to indemnification or exculpation existing in favor of a director, officer, employee, agent or employee benefit plan fiduciary (an “Indemnified Party”) of the Company or any of its Subsidiaries (including rights relating to advancement of expenses and indemnification rights to which such persons are entitled because they are serving as a director, officer, agent or employee of another entity at the request of the Company or any of its Subsidiaries), as provided in the Organizational Documents of the Company, any indemnification agreement or under applicable Laws, in each case, as in effect on the date of this Agreement, and relating to actions or events through the Effective Time; provided, however, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under the applicable Law, the Organizational Documents of the Company or any Subsidiary, as applicable, or any such agreement, as the case may be, shall be made by independent legal counsel jointly selected by such Indemnified Party and Parent; and provided, further, that nothing in this Section 3.12 shall impair any rights of any Indemnified Party. Without limiting the generality of the preceding sentence, if any Indemnified Party becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 3.12 after the Effective Time, Parent shall, or shall cause the Company to, to the fullest extent permitted by Law, promptly advance to such Indemnified Party his or her legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

(b) The Company shall maintain its existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of 300% of the last annual premium paid prior to the date hereof (the “Current Premium”); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period or is at an annual premium in excess of 300% of the Current Premium, the Company will use its reasonable best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess of 300% (on an annualized basis) of the Current Premium.

(c) If Parent or the Company or any of its successors or assigns (i) shall amalgamate or consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such amalgamation, consolidation or merger or shall cease to continue to exist for any reason or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Company, as applicable, shall assume all of the obligations set forth in this Section 3.12.

(d) The provisions of this Section 3.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

3.13. Takeover Statute. If any Takeover Statute is or may become applicable to the transactions contemplated by this Agreement and the Arrangement, each of Parent, the Company and each of its respective Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Arrangement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

3.14. Section 16(b). The Board of Directors of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the exchange of Company Common Shares for Parent Common Stock, (ii) the conversion or exchange of Company Options into or for options to purchase Parent Common Stock or Company RSUs into or for restricted stock units in respect of Parent Common Stock and (iii) the acquisition of shares of Parent Common Stock, restricted stock units in respect of Parent Common Stock and options to purchase Parent Common Stock pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees or directors of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. Parent and the Company shall provide to legal counsel to the other party copies of the resolutions to be adopted by the respective Boards of Directors to implement the foregoing.

3.15. Parent Name. After the Effective Time and until changed in accordance with Parent’s Organizational Documents and applicable Law, the name of Parent shall remain “R.R. Donnelley & Sons Company.”

3.16. Headquarters. After the Effective Time and until otherwise determined by the Board of Directors of Parent, Parent’s headquarters shall be located in Chicago, Illinois.

3.17. Board Composition; Committees. (a) Parent shall take all actions necessary to cause the Board of Directors of Parent, effective immediately following the Effective Time and until thereafter changed in accordance with Parent’s Organizational Documents and applicable Law, to consist of 15 directors divided into three classes, of which seven shall be Company Directors (as defined in Section 3.17(c)) (one of whom shall be the Company’s current Chief Executive Officer) and eight shall be Parent Directors (as defined in Section 3.17(c)) (one of whom shall be the current Chairman of the Finance Committee of Parent); provided, however, that in connection with the 2005 Annual Meeting of Stockholders of Parent, two Company Directors and two Parent Directors shall retire from the Board of Directors of Parent and the size of the Board of Directors of Parent shall be reduced to 11. The persons who are to serve as the Company Directors and the Parent Directors and the classes to which they will be assigned will be agreed to by Parent and the Company prior to the mailing of the Joint Proxy Statement or failing agreement, designated by Parent or the Company, as applicable, and divided evenly among the three classes, with the Company’s current Chief Executive Officer assigned to the class whose term expires in 2004. If, prior to the Effective Time, any Company Director or Parent Director selected to serve on the Board of Directors of Parent pursuant to this Section 3.17(a) is unable or unwilling to serve in such position, the party which selected such person shall designate another of its members to serve in such person’s stead in accordance with the first sentence of this Section 3.17(a). If the 2004 Annual Meeting of Stockholders of Parent occurs after the Effective Date, Parent agrees to nominate for re-election in 2004 to a three year term each director designated pursuant to this Section 3.17(a) to the class whose term expires in 2004, unless such failure to renominate is approved by the vote of at least 66 2/3% of the entire Board of Directors of Parent.

(b) Parent agrees that, immediately following the Effective Time and until otherwise provided by Parent’s Board of Directors in accordance with Parent’s Organizational Documents and applicable Law, the Board of Directors of Parent will have an Audit Committee, an Executive Committee, a Finance Committee, a Corporate Responsibility & Governance Committee and a Human Resources Committee and no other committees. Effective immediately following the Effective Time, the chairs of the Audit Committee, Finance Committee and Executive Committee will be Company Directors and the chairs of the Corporate Responsibility & Governance Committee and the Human Resources Committee will be Parent Directors. Effective immediately following the Effective Time, each committee, other than the Executive Committee, will have four members, two of whom will be Company Directors and two of whom will be Parent Directors. Immediately following the Effective Time, the Executive Committee will have seven members, consisting of the Chairman of each of the Finance, Human Resources, Audit and Corporate Responsibility and Governance Committees, the Chief Executive Officer, the non-executive Chairman of the Board of Directors and the non-executive Chairman of the Board of the Company, who shall be the Chairman of the Executive Committee. The persons who will be members of each of the committees, other than the Executive Committee, and the Company Director or Parent Director who will serve as chair of each such committee (in accordance with this Section 3.17(b)) will be agreed to by Parent and the Company prior to the mailing of the Joint Proxy Statement or failing agreement, designated by Parent or the Company, as applicable, in accordance with this Section 3.17(b) (it being understood that the foregoing may be thereafter changed as provided by the Board of Directors of Parent in accordance with Parent’s Organizational Documents and applicable Law); provided, however, that if, prior to the Effective Time, any Company Director or Parent Director selected to serve on a committee of the Board of Directors of Parent is unable or unwilling to serve in such position, the party which selected such person shall designate another Company Director or Parent Director, as the case may be, to serve in such person’s stead and, if such person who was unable or unwilling to serve was to be the chair of a committee, then the party which selected such person shall select a chair for such committee from among the persons designated by such party.

(c) The term “Company Director” means any person serving as a director on the Board of Directors of the Company on the date of this Agreement who continues to be such a director immediately prior to the Effective Time. The term “Parent Director” means any person serving as a director on the Board of Directors of Parent on the date of this Agreement who continues to be such a director immediately prior to the Effective Time.

3.18. Non-Executive Chairman; Chief Executive Officer. Effective immediately following the Effective Time, the Company’s current Chief Executive Officer shall become Chief Executive Officer of Parent and the current Chairman of Parent’s Finance Committee shall become non-executive Chairman of the Board of Directors of Parent, in each case, to continue as such until otherwise provided by the Board of Directors of Parent in accordance with Parent’s Organizational Documents and applicable Law.

3.19. Amendments to By-laws of Parent. Parent shall cause the By-laws of Parent to be amended as provided in Exhibit C hereto (the “By-law Amendment”) effective immediately following the Effective Time.

3.20. Affiliates. Prior to the date of the Company Meeting, the Company shall deliver to Parent a list of names and addresses of those Persons who are, in the opinion of the Company, as of the time of the Company Meeting, “affiliates” of the Company within the meaning of Rule 145 under the Securities Act. The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Company Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the Closing Date, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the Closing Date substantially in the form attached as Exhibit D hereto (the “Affiliates Letter”). The certificates representing Parent Common Stock received by such affiliates pursuant to this Agreement and the Arrangement shall bear a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 3.20.

3.21. Integration. Promptly after the date hereof, Parent and the Company will establish a transition team (the “Transition Team”), the chairman of which will be the Company’s current Chief Executive Officer (the “Transition Chairman”) and the other members of which (the “Transition Coordinators”) shall consist of an equal number of representatives of Parent and the Company. The Transition Chairman will designate, after consultation with the current Chairman of Parent’s Finance Committee, the Transition Coordinators and assign areas of responsibility to the Transition Coordinators. The parties shall instruct the Transition Coordinators, subject to applicable Laws relating to the exchange of information, to facilitate a full collection and exchange of information concerning the business, operations, capital spending and budgets and financial results of Parent and the Company to identify ways in which the operations of Parent and the Company can be consolidated, coordinated and/or otherwise enhanced following the Effective Time. Prior to the Effective Time, the Transition Team will also coordinate any discussions with lenders or rating agencies in connection with the transactions contemplated by this Agreement or the Arrangement or relating to the operations of Parent and the Company following the Effective Time. The Transition Coordinators will provide the Transition Chairman with periodic reports, subject to applicable Laws relating to the exchange of information, on the findings of the Transition Team and will meet periodically in person with the Transition Chairman to brief the Transition Chairman on the activities and recommendations of the Transition Team, business developments and pending material business plans and decisions at each of Parent and the Company. For purposes of Section 3.1, “approved by the Transition Team” shall mean (a) approved by a majority of the Transition Team, or (b) approved by a committee of the Transition Team established for such purpose, which committee shall be comprised of the Transition Chairman and an equal number of Transition Coordinators from each of Parent and the Company.

3.22. Registration Rights Agreements. Parent agrees that, as of the Effective Time, Parent shall be bound by the terms of the Registration Rights Agreements, dated as of December 28, 2001 and December 21, 2000, among the Company, Greenwich Street Capital Partners II, L.P., GSCP Offshore Fund, L.P. and Greenwich Fund, L.P. and the other Persons set forth on the signature pages thereto (the “Registration Rights Agreements”), and shall succeed to all rights, restrictions and obligations of the Company set forth in the Registration Rights Agreements and all references to the Company in the Registration Rights Agreements shall thereafter be deemed to be references to Parent.

ARTICLE IV

CONDITIONS

4.1. Conditions to Each Party’s Obligation to Effect the Transactions Contemplated by this Agreement and the Arrangement. The respective obligation of each party to effect the transactions contemplated by this Agreement and the Arrangement is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Company Shareholder Approval. The Arrangement shall have been duly approved by holders of Company Common Shares and outstanding Company Options and Company RSUs in accordance with the terms of the Interim Order.

(b) Parent Stockholder Approval. The Share Issuance Proposal shall have been duly approved by holders of shares of Parent Common Stock in accordance with applicable Law and the Organizational Documents of Parent.

(c) Stock Exchange Listing. The issuance of shares of Parent Common Stock to the holders of Company Common Shares pursuant to this Agreement and the Arrangement shall have been approved by the NYSE and the conditions to such approval shall have been satisfied, and such shares shall have been approved for listing on the NYSE subject only to official notice of issuance and other customary conditions. All shares of Parent Common Stock shall have been approved for listing on the TSX subject only to customary conditions.

(d) Interim and Final Orders. The Interim Order and the Final Order shall each have been obtained in form and on terms satisfactory to each of the Company and Parent, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to such parties, acting reasonably, on appeal or otherwise.

(e) Orders of Canadian Securities Regulatory Authorities. The orders referenced in Section 1.9 shall have been obtained.

(f) Dissent Rights. Company Common Shareholders representing in excess of 15% of the outstanding Company Common Shares shall not have exercised (and not withdrawn such exercise by the close of business on the day after the day of the Company Meeting) rights of dissent in connection with the Arrangement.

(g) Regulatory Consents. (i) The waiting period applicable to the consummation of the transactions contemplated by this Agreement and the Arrangement under the HSR Act shall have expired or been terminated; (ii) Parent shall have received written evidence from the responsible minister under the Investment Canada Act (the “Minister”) that the Minister is satisfied or deemed to be satisfied that the transactions contemplated by this Agreement are likely of net benefit to Canada, on terms and conditions reasonably satisfactory to each of the Company and Parent; (iii) if the transactions contemplated by this Agreement are notifiable pursuant to Part IX of the Competition Act, (x) an advance ruling certificate (an “ARC”) shall have been issued in accordance with Section 102 of the Competition Act by the Commissioner of Competition (the “Commissioner”) appointed under the Competition Act or (y) Parent shall have been advised in writing by the Commissioner that the Commissioner has determined not to make an application for an order under Section 92 of the Competition Act in respect of the transactions contemplated by this Agreement and that any terms and conditions attached to any such advice shall be acceptable to Parent and the Company acting reasonably (a “no-action letter”) and either the Commissioner shall have issued a waiver under Section 113(c) of the Competition Act of the obligation to notify the Commissioner under Part IX of the Competition Act or the waiting period under Section 123 of the Competition Act shall have expired; and (iv) all notices, reports and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, “Governmental Consents”) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and the Arrangement by the Company and Parent shall have been made or obtained (as the case may be), other than any immaterial Governmental Consents the failure of which to make or obtain would not subject any Person to any risk of criminal liability.

(h) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the transactions contemplated by this Agreement and the Arrangement (collectively, an “Order”), and (i) no federal, state or provincial Governmental Entity shall have instituted any proceeding that is pending seeking any such Order and (ii) no other Person shall have instituted any proceeding that is pending and that has a reasonable possibility of resulting in a Parent Material Adverse Effect or a Company Material Adverse Effect or preventing or materially delaying or impairing the economic integration of the businesses of the Company and Parent.

(i) Other. Mark A. Angelson shall be available to begin service as Chief Executive Officer of Parent immediately following the Effective Time pursuant to the terms of the employment agreement between Mr. Angelson and Parent.

4.2. Conditions to Obligation of Parent. The obligation of Parent to effect the transactions contemplated by this Agreement and the Arrangement is also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Sections 2.1(a) (Organization, Good Standing and Qualification), 2.1(b) (Capital Structure), 2.1(c) (Corporate Authority; Approval and Fairness), 2.1(q) (Brokers and Finders) and clause (i) of Section 2.1(f) (Absence of Certain Changes) shall be true and correct with respect to those matters that are qualified by Company Material Adverse Effect or materiality and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date). The representations and warranties of the Company set forth in this Agreement other than those listed in the preceding sentence, shall be true and correct, without giving effect to any “material adverse effect” or other materiality qualifiers within such representations and warranties, as of the Closing Date as though made on the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be likely to have, a Company Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement. Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the Arrangement.

(d) Material Adverse Effect on the Company. Since the date hereof, there shall not have been any effect, change or development that, individually or in the aggregate with other such effects, changes or developments, has had, or would reasonably be likely to have, a Company Material Adverse Effect.

4.3. Conditions to Obligation of the Company. The obligation of the Company to effect the transactions contemplated by this Agreement and the Arrangement is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in Sections 2.2(a) (Organization, Good Standing and Qualification), 2.2(b) (Capital Structure), 2.2(c) (Corporate Authority; Approval and Fairness), 2.2(q) (Brokers and Finders) and clause (i) of Section 2.2(f) (Absence of Certain Changes) shall be true and correct with respect to those matters that are qualified by Parent Material Adverse Effect or materiality and shall be true and correct in all material respects with respect to those matters that are not so qualified, in each case as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date). The representations and warranties of Parent set forth in this Agreement other than those listed in the preceding sentence shall be true and correct, without giving effect to any “material adverse effect” or other materiality qualifiers within such representations and warranties, as of the Closing Date as though made on the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date), except where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be likely to have, a Parent Material Adverse Effect or to prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement. The Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by a senior executive officer of Parent to such effect.

(c) Consents Under Agreements. Parent shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which Parent or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect or prevent, materially delay or materially impair the ability of Parent to consummate the transactions contemplated by this Agreement and the Arrangement.

(d) Material Adverse Effect on Parent. Since the date hereof, there shall not have been any effect, change or development that, individually or in the aggregate with other such effects, changes or developments, has had, or would reasonably be likely to have, a Parent Material Adverse Effect.

(e) Tax Opinion. The Company shall have received an opinion, dated the Closing Date, in form and substance reasonably satisfactory to the Company, of Sullivan & Cromwell LLP, special counsel to the Company, to the effect that the acquisition of the Company Common Shares pursuant to this Agreement and the Arrangement will qualify as a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code, and that each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Sullivan & Cromwell LLP may rely upon representations contained herein and representations from Parent and the Company.

(f) Board/Committee Composition; By-law Amendment. Parent shall irrevocably have taken all such actions as shall be necessary so that (i) the composition of the Board of Directors of Parent and the committees of the Board of Directors of Parent, shall be as set forth in Section 3.17, (ii) the Chief Executive Officer of Parent and the non-executive Chairman of the Board of Parent, shall be as set forth in Section 3.18 and (iii) the By-law Amendment shall have been adopted by the Board of Directors of Parent in accordance with Section 3.19.

ARTICLE V

TERMINATION

5.1. Termination by Mutual Consent. This Agreement may be terminated and the transactions contemplated by this Agreement and the Arrangement may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Arrangement by the Company Common Shareholders and holders of Company Options and Company RSUs or the approval of either of the Parent Proposals by the Parent Common Stockholders, by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

5.2. Termination by Either Parent or the Company. This Agreement may be terminated and the transactions contemplated by this Agreement and the Arrangement may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if:

(a) the Arrangement shall not have been consummated by June 30, 2004, whether such date is before, on or after the date of approval of the Arrangement by the Company Common Shareholders and holders of Company Options and Company RSUs or the date of approval of either of the Parent Proposals by the Parent Common Stockholders (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred;

(b) the Company Common Shareholders and holders of Company Options and Company RSUs vote upon the Arrangement at a meeting duly convened therefor or at any adjournment or postponement thereof and the vote of approval required by Section 4.1(a) shall not have been obtained thereat;

(c) the Parent Common Stockholders vote upon the Share Issuance Proposal at a meeting duly convened therefor or at any adjournment or postponement thereof and the vote of approval required by Section 4.1(b) shall not have been obtained thereat; or

(d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement and the Arrangement shall become final and non-appealable (whether before or after the approval of the Arrangement by the Company Common Shareholders and holders of Company Options and Company RSUs or the approval of either of the Parent Proposals by the Parent Common Stockholders).

5.3. Termination by the Company. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Arrangement by the Company Common Shareholders and holders of Company Options and Company RSUs or the approval of either of the Parent Proposals by the Parent Common Stockholders, by action of the Board of Directors of the Company if:

(a) (i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Parent does not make, within five days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, a written offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the Company Common Shareholders as the Superior Proposal and (iii) the Company prior to such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 5.5; provided, however, that the Company agrees (x) that it will not enter into a binding agreement referred to in clause (i) above until at least the sixth day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

(b) the Board of Directors of Parent shall have withdrawn or adversely modified its approval of this Agreement or approval or recommendation of either or both of the Parent Proposals or failed to reconfirm its recommendation of either or both of the Parent Proposals after a written request by the Company to do so prior to the fifth business day prior to the date of the Parent Meeting; or

(c) there has been a breach of any representation, warranty, covenant or agreement made by Parent in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 4.3(a) or 4.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier to occur of (i) 30 days after written notice thereof is given by the Company to Parent or (ii) if such 30 day period would extend beyond the date set forth in Section 5.2(a), 10 days prior to such date or any condition set forth in Section 4.1 shall become incapable of satisfaction; provided, however, that the right to terminate this Agreement pursuant to this clause (c) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred.

5.4. Termination by Parent. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the approval of the Arrangement by the Company Common Shareholders and holders of Company Options and Company RSUs or the approval of either of the Parent Proposals by the Parent Common Stockholders, by action of the Board of Directors of Parent if:

(a) (i) the Board of Directors of Parent authorizes Parent, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and Parent notifies the Company in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) the Company does not make, within five days of receipt of Parent’s written notification of its intention to enter into a binding agreement for a Superior Proposal, a written offer that the Board of Directors of Parent determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the Parent Common Stockholders as the Superior Proposal and (iii) Parent prior to such termination pays to the Company in immediately available funds any fees required to be paid pursuant to Section 5.5; provided, however, that Parent agrees (x) that it will not enter into a binding agreement referred to in clause (i) above until at least the sixth day after it has provided the notice to the Company required thereby and (y) to notify the Company promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

(b) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement and the Arrangement or failed to reconfirm its recommendation of this Agreement and the Arrangement after a written request by Parent to do so prior to the fifth business day prior to the date of the Company Meeting; or

(c) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 4.2(a) or 4.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier to occur of (i) 30 days after written notice thereof is given by Parent to the Company or (ii) if such 30 day period would extend beyond the date set forth in Section 5.2(a), 10 days prior to such date or any condition set forth in Section 4.1 shall become incapable of satisfaction; provided, however, that the right to terminate this Agreement pursuant to this clause (c) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Closing to have occurred.

5.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the transactions contemplated by this Agreement and the Arrangement pursuant to this Article V, this Agreement (other than as set forth in Section 6.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

(b) If after the date hereof a bona fide Acquisition Proposal with respect to the Company shall have been publicly announced or any Person shall have publicly announced that, subject to the Company’s shareholders, optionholders and unitholders not approving the Arrangement or otherwise rejecting it, it will make a bona fide Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 5.2(b), then the Company shall, upon the date of such termination, pay all of the charges and expenses incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement and the Arrangement up to a maximum amount of $12 million and pay Parent a cash fee of $60 million, and if concurrently with such termination or within twelve months after such termination the Company shall agree to an Acquisition Proposal or an Acquisition Proposal with respect to the Company shall be consummated, the Company shall, upon the earlier of agreeing to an Acquisition Proposal or consummating an Acquisition Proposal, pay Parent a cash fee of $25 million. All payments shall be made by wire transfer of same day funds.

(c) If after the date hereof a bona fide Acquisition Proposal with respect to Parent shall have been publicly announced or any Person shall have publicly announced that, subject to Parent’s stockholders not approving either or both of the Parent Proposals or otherwise rejecting either or both of the Parent Proposals, it will make a bona fide Acquisition Proposal with respect to Parent and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 5.2(c), then Parent shall, upon the date of such termination, pay all of the charges and expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement and the Arrangement up to a maximum amount of $12 million and pay the Company a cash fee of $60 million, and if concurrently with such termination or within twelve months after such termination Parent shall agree to an Acquisition Proposal or an Acquisition Proposal with respect to the Parent shall be consummated, Parent shall, upon the earlier of agreeing to an Acquisition Proposal or consummating an Acquisition Proposal, pay the Company a cash fee of $25 million. All payments shall be made by wire transfer of same day funds.

(d) If after the date hereof a bona fide Acquisition Proposal with respect to the Company shall have been publicly announced or any Person shall have announced that, subject to the Company’s shareholders, optionholders and unitholders not approving the Arrangement or otherwise rejecting it, it will make a bona fide Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 5.2(a), then the Company shall, upon the date of such termination, pay all of the charges and expenses incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement and the Arrangement up to a maximum amount of $12 million and if concurrently with such termination or within twelve months after such termination the Company shall agree to an Acquisition Proposal or an Acquisition Proposal with respect to the Company shall be consummated, the Company shall, upon the earlier of agreeing to an Acquisition Proposal or consummating an Acquisition Proposal, pay Parent a cash fee of $85 million. All payments shall be made by wire transfer of same day funds.

(e) If after the date hereof a bona fide Acquisition Proposal with respect to Parent shall have been publicly announced or any Person shall have announced that, subject to Parent’s stockholders not approving either or both of the Parent Proposals or otherwise rejecting either or both of the Parent Proposals, it will make a bona fide Acquisition Proposal with respect to Parent and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 5.2(a), then Parent shall, upon the date of such termination, pay all of the charges and expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement and the Arrangement up to a maximum amount of $12 million and if concurrently with such termination or within twelve months after such termination Parent shall agree to an Acquisition Proposal or an Acquisition Proposal with respect to Parent shall be consummated, Parent shall, upon the earlier of agreeing to an Acquisition Proposal or consummating an Acquisition Proposal, pay the Company a cash fee of $85 million. All payments shall be made by wire transfer of same day funds.

(f) If this Agreement is terminated by the Company pursuant to Section 5.3(a), then the Company shall, prior to such termination, pay all of the charges and expenses incurred by Parent in connection with this Agreement and the transactions contemplated by this Agreement and the Arrangement up to a maximum amount of $12 million and pay Parent a cash fee of $85 million. All payments shall be made by wire transfer of same day funds.

(g) If this Agreement is terminated by Parent pursuant to Section 5.4(a), then Parent shall, prior to such termination, pay all of the charges and expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement and the Arrangement up to a maximum amount of $12 million and pay the Company a cash fee of $85 million. All payments shall be made by wire transfer of same day funds.

(h) (i) If after the date hereof a bona fide Acquisition Proposal with respect to the Company shall have been publicly announced or any Person shall have publicly announced that, subject to the Company’s shareholders, optionholders and unitholders not approving the Arrangement or otherwise rejecting it, it will make a bona fide Acquisition Proposal with respect to the Company and thereafter this Agreement is terminated by Parent pursuant to Section 5.4(b), or (ii) if this Agreement is terminated by Parent pursuant to Section 5.4(b), and a fee has not been paid in respect of clause (i) above, and concurrently with such termination or within twelve months after such termination the Company shall agree to an Acquisition Proposal or an Acquisition Proposal with respect to the Company shall be consummated, then the Company shall, in the case of clause (i) on the date of such termination and in the case of clause (ii) upon the earlier of agreeing to an Acquisition Proposal or consummating an Acquisition Proposal, pay all of the charges and expenses incurred by Parent in connection with this

Agreement and the transactions contemplated by this Agreement and the Arrangement up to a maximum amount of $12 million and pay Parent a cash fee of $85 million. All payments shall be made by wire transfer of same day funds.

(i) (i) If after the date hereof a bona fide Acquisition Proposal with respect to Parent shall have been publicly announced or any Person shall have publicly announced that, subject to Parent’s stockholders not approving either or both of the Parent Proposals or otherwise rejecting either or both of the Parent Proposals, it will make a bona fide Acquisition Proposal with respect to Parent and thereafter this Agreement is terminated by the Company pursuant to Section 5.3(b), or (ii) if this Agreement is terminated by the Company pursuant to Section 5.3(b), and a fee has not been paid in respect of clause (i) above, and concurrently with such termination or within twelve months after such termination Parent shall agree to an Acquisition Proposal or an Acquisition Proposal with respect to Parent shall be consummated, then Parent shall, in the case of clause (i) on the date of such termination and in the case of clause (ii) upon the earlier of agreeing to an Acquisition Proposal or consummating an Acquisition Proposal, pay all of the charges and expenses incurred by the Company in connection with this Agreement and the transactions contemplated by this Agreement and the Arrangement up to a maximum amount of $12 million and pay the Company a cash fee of $85 million. All payments shall be made by wire transfer of same day funds.

(j) Each of the Company and Parent acknowledges that the agreements contained in Sections 5.5(b) through (i) are an integral part of the transactions contemplated by this Agreement and the Arrangement, and that, without these agreements, each of the parties hereto would not enter into this Agreement; accordingly, if any party fails to promptly pay the amount due pursuant to Sections 5.5(b) through (i), and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for any of the cash fees set forth in Sections 5.5(b) through (i), such party shall pay to the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE VI

MISCELLANEOUS AND GENERAL

6.1. Survival. This Article VI and the agreements of the Company and Parent contained in Sections 3.10 (Employee Benefits), 3.11 (Expenses), 3.12 (Indemnification; Directors’ and Officers’ Insurance), 3.15 (Parent Name), 3.16 (Headquarters), 3.17 (Board Composition; Committees) 3.18 (Non-Executive Chairman; Chief Executive Officer) and 3.19 (Amendments to By-laws of Parent) shall survive the consummation of the Arrangement. This Article VI, the agreements of the Company and Parent contained in Sections 3.11 (Expenses) and 5.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this

Agreement shall not survive the consummation of the Arrangement or the termination of this Agreement.

6.2. Modification or Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

6.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the transactions contemplated hereby are for the sole benefit of such party and may be waived by such party in whole or in part but only in writing and to the extent permitted by applicable Law.

6.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

6.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT TO THE EXTENT MANDATORILY GOVERNED BY THE LAWS OF THE PROVINCE OF ONTARIO OR THE STATE OF DELAWARE. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York located in New York County and the Federal courts of the United States of America located in the Southern District of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH

SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ARRANGEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ARRANGEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO IT THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.5.

6.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

if to Parent:

R.R. Donnelley & Sons Company

77 West Wacker Drive

Chicago, IL 60601-1696

Attention: General Counsel

fax: (312) 326-7620

with copies to:

Sidley Austin Brown & Wood LLP

10 S. Dearborn Street,

Chicago, IL 60603

Attention: Thomas A. Cole,

Esq. fax: (312) 853-7036

Stikeman Elliott LLP

Barristers & Solicitors

199 Bay Street

5300 Commerce Court West

Toronto, Ontario M5L 1B9

Attention: William Braithwaite

fax: (416) 947-0866

if to the Company:

Moore Wallace North America

1200 Lakeside Drive

Bannockburn, IL 60015

Attention: Executive Vice President,

Corporate and Legal Affairs

fax: (847) 607-7606

with copies to:

Sullivan & Cromwell LLP

125 Broad Street, New York, NY 10004

Attention: Joseph B. Frumkin, Esq.

Audra D. Cohen, Esq.

fax: (212) 558-3588

Osler, Hoskin & Harcourt LLP

Barristers & Solicitors

100 King Street West

Box 50

1 First Canadian Place

Toronto, Ontario M5X 1B8

Attention: Clay Horner

fax: (416) 862-6666

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

6.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter and the Confidentiality Agreement, dated September 7, 2003, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

6.8. No Third Party Beneficiaries. This Agreement (except Section 3.12 (Indemnification; Directors’ and Officers’ Insurance)), is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

6.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

6.10. Definitions. For purposes of this Agreement, the following terms have the meanings specified in this Section 6.10:

“Company Material Adverse Effect” means an effect or change that, individually or in the aggregate with other such effects or changes, is both material and adverse with respect to the financial condition, business, operations, results of operations, properties, assets, or liabilities of the Company and its Subsidiaries taken as a whole, as the case may be; provided, however, that (A) to the extent any effect or change is caused by or results from conditions affecting the United States or Canadian economy generally, it shall not be taken into account in determining whether there has been (or whether there would reasonably likely be) a “Company Material Adverse Effect,” and (B) to the extent any effect or change is caused by or results from conditions generally affecting the industries (including the commercial print, financial print, printed statements, forms and labels or logistics industries) in which the Company conducts its business, it shall not be taken into account in determining whether there has been (or whether there would reasonably likely be) a “Company Material Adverse Effect” and (C) to the extent any effect or change is caused by or results from the announcement or pendency of this Agreement, it shall not be taken into account in determining whether there has been (or whether there would reasonably likely be) a “Company Material Adverse Effect.”

“Environmental Law” means any federal, state, provincial, local or foreign statute, law, regulation, order, decree, permit, approval, authorization, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

“Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which is the subject of regulatory action by any Government Entity in connection with any Environmental Law.

“Parent Material Adverse Effect” means an effect or change that, individually or in the aggregate with other such effects or changes, is both material and adverse with respect to the financial condition, business, operations, results of operations, properties, assets or liabilities of Parent and its Subsidiaries taken as a whole, as the case may be; provided, however, that (A) to the extent any effect or change is caused by or results from conditions affecting the United States economy generally, it shall not be taken into account in determining whether there has been (or whether there would reasonably likely be) a “Parent Material Adverse Effect,” and (B) to the extent any effect or change is caused by or results from conditions generally affecting the industries (including the commercial print, financial print or logistics industries) in which Parent conducts its business, it shall not be taken into account in determining whether there has been (or whether there would reasonably likely be) a “Parent Material Adverse Effect” and (C) to the extent any effect or change is caused by or results from the announcement or pendency of this Agreement, it shall not be taken into account in determining whether there has been (or whether there would reasonably likely be) a “Parent Material Adverse Effect.”

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Subsidiary” means, with respect to the Company or Parent, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

“Tax” (including, with correlative meaning, the terms “Taxes,” and “Taxable”) includes all United States federal, Canadian federal, state, provincial, local and foreign income, profits, franchise, capital, gross receipts, environmental, customs duty, capital stock, severances, stamp, document, transfer, payroll, sales, employment, unemployment, social security, disability, use, property, withholding, excise, production, value added, goods and services, harmonized sales, occupancy and other taxes, duties or assessments of any nature whatsoever (including employment insurance premiums or contributions and Canada and Quebec pension plan premiums or contributions), together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

“Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

6.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.12. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise indicated, references in this Agreement to dollars or “$” are to United States currency.

6.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise and any purported assignment in violation of this Agreement is null and void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by a duly authorized officer of each party hereto as of the date first written above.

R.R. DONNELLEY & SONS COMPANY

By	/S/ MONICA M. FOHRMAN
	Name:	Monica M. Fohrman
	Title:	SeniorVice President, General Counsel and Secretary
MOORE WALLACE INCORPORATED

By	/S/ MICHAEL S. KRAUS
	Name:	MichaelS. Kraus
	Title:	SeniorVice President, Mergers and Acquisitions

EXHIBIT A

FORM OF ARRANGEMENT RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.	The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Moore Wallace Incorporated (“Moore”), as more particularly described and set forth in the Management Information Circular (the “Circular”) of Moore accompanying the notice of this meeting (as the Arrangement may be or may have been modified or amended), is hereby authorized, approved and adopted.

2.	The plan of arrangement involving Moore (the “Plan of Arrangement”), the full text of which is included as Annex • to the Circular, as the same may be or may have been modified or amended, is hereby authorized, approved and adopted.

3.	Notwithstanding that this resolution has been passed by the Moore Securityholders (as defined in the Circular) or that the Arrangement has been approved by the Superior Court of Justice of Ontario, the directors of Moore are hereby authorized and empowered without further notice to, or approval of, the Moore Securityholders, (i) to amend the combination agreement entered into between Moore and R.R. Donnelley & Sons Company on November 8, 2003 (the “Combination Agreement”) or the Plan of Arrangement to the extent permitted by the Combination Agreement, and (ii) subject to the terms of the Combination Agreement, not to proceed with the Arrangement.

4.	Any one officer or director of Moore is hereby authorized and directed for and on behalf of Moore to execute, under the corporate seal of Moore or otherwise, and to deliver articles of arrangement and such other documents as are necessary or desirable to the Director under the CBCA in accordance with the Combination Agreement for filing.

5.	Any one officer or director of Moore is hereby authorized and directed for and on behalf of Moore to execute or cause to be executed, under the corporate seal of Moore or otherwise, and to deliver or cause to be delivered, all such documents, agreements and instruments and to perform or cause to be performed all such other acts and things as such officer or director of Moore determines to be necessary or desirable in order to give full effect to the foregoing resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

EXHIBIT B

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT

UNDER SECTION 192

OF THE CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

INTERPRETATION

1.1    Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below (and grammatical variations of such terms shall have corresponding meanings):

“Arrangement” means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 6.2 of the Combination Agreement or Article 5 hereof or made at the direction of the Court in the Final Order;

“Arrangement Resolution” means the special resolution of the Company Securityholders, to be substantially in the form and content of Exhibit A to the Combination Agreement;

“Articles of Arrangement” means the articles of arrangement of the Company in respect of the Arrangement that are required by the CBCA to be filed with the Director after the Final Order is made;

“Business Day” means any day on which commercial banks are open for business in Chicago, Illinois and Toronto, Ontario, other than a Saturday, a Sunday or a day observed as a holiday in Chicago, Illinois under the laws of the State of Illinois or the federal laws of the United States of America, or in Toronto, Ontario under the laws of the Province of Ontario or the federal laws of Canada;

“CBCA” means the Canada Business Corporations Act, as amended from time to time prior to the Effective Date;

“Certificate” means the certificate of arrangement giving effect to the Arrangement, issued by the Director pursuant to subsection 192(7) of the CBCA after the Articles of Arrangement have been filed with the Director;

“Closing Trading Price of Parent Common Stock” means an amount equal to the closing price per share of Parent Common Stock on the NYSE Composite Tape on the Business Day immediately prior to the Effective Date as reported by The Wall Street Journal (Northeast edition) or, if not reported thereby, any other authoritative source mutually agreed to by Parent and the Company;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Combination Agreement” means the agreement dated as of November 8, 2003 between Parent and the Company, as it may be amended from time to time prior to the Effective Date, providing for, among other things, the Arrangement;

“Company” means Moore Wallace Incorporated, a corporation continued under the laws of Canada;

“Company Circular” means the notice of the Company Meeting and accompanying management information circular, including any amendments, supplements or appendices thereto, to be sent to Company Securityholders in respect of the Company Meeting;

“Company Common Shares” means the common shares in the capital of the Company immediately prior to the Effective Time;

“Company Common Shareholders” means the holders of Company Common Shares;

“Company Meeting” means the special meeting of Company Securityholders including any adjournments or postponements thereof, to be called and held in accordance with the Interim Order to consider the Arrangement;

“Company Options” means the Company Common Share purchase options granted under the Company Stock Plans and the Company Common Share purchase options granted under individual option agreements that are not governed by any stock option plan, and for greater certainty excludes the Company RSUs;

“Company RSUs” means the restricted stock units with respect to Company Common Shares granted under the Company Stock Plans;

“Company Securityholders” means collectively, the Company Common Shareholders and the holders of Company Options and Company RSUs;

“Company Stock Plans” means, collectively, (i) the Company 2003 Long Term Incentive Plan, (ii) the Company 2001 Long Term Incentive Plan, (iii) the Company 2003 Executive Inducement Grants, (iv) the Company 1999 Long Term Incentive Plan, (v) the Company 1994 Long Term Incentive Plan, (vi) the

Company 1985 Long Term Incentive Plan, (vii) the Company 2001 Inducement Grants, (viii) the Company Share Plan for Non-Employee Directors and (ix) the Company Employee Stock Purchase Plan;

“Court” means the Ontario Superior Court of Justice;

“Currency Exchange Rate” means the noon spot rate of exchange on any date for United States dollars expressed in Canadian dollars as reported by The Bank of Canada or, in the event such spot rate of exchange is not available, such spot rate of exchange on such date for United States dollars expressed in Canadian dollars as may be deemed by Parent to be appropriate for such purpose;

“Depositary” means [Computershare Trust Company of Canada] at its offices set out in the Letter of Transmittal;

“Director” means the Director appointed pursuant to section 260 of the CBCA;

“Dissent Rights” has the meaning ascribed thereto in Section 3.1;

“Dissenting Shareholder” means a holder of Company Common Shares who dissents in respect of the Arrangement in strict compliance with the Dissent Rights;

“Effective Date” means the date shown on the Certificate;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“Exchange Ratio” means 0.63, subject to adjustment, if any, as provided herein;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended or varied at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or amended on appeal;

“Governmental Entity” means any governmental or regulatory authority, agency, commission, body or other governmental entity;

“holders” means, (a) when used with reference to the Company Common Shares, the holders of Company Common Shares shown from time to time in the register maintained by or on behalf of the Company in respect of the Company Common Shares, (b) when used with reference to Parent Common Stock, the holders of Parent Common Stock shown from time to time in the register maintained by or on behalf of Parent in respect of Parent Common Stock, (c) when used with reference to the Company Options, the holders of Company Options from time to time and (d) when used with reference to the Company RSUs, the holders of Company RSUs from time to time;

“Interim Order” means the interim order of the Court, as the same may be amended, in respect of the Arrangement, as contemplated by Section 1.1 of the Combination Agreement;

“ITA” means the Income Tax Act (Canada), as amended;

“Letter of Transmittal” means the letter of transmittal to be sent by the Company to holders of Company Common Shares for use in connection with the Arrangement;

“NYSE” means the New York Stock Exchange, Inc.;

“Parent” means R.R. Donnelley & Sons Company, a Delaware corporation;

“Parent Circular” means the proxy statement of Parent, including any amendments, supplements or appendices thereto, to be sent to Parent Common Stockholders in connection with the Parent Meeting;

“Parent Common Stock” means the shares of common stock, par value $1.25 per share, of Parent;

“Parent Common Stockholders” means the holders of Parent Common Stock;

“Parent Meeting” means the meeting of holders of Parent Common Stock, including any adjournments or postponements thereof, to be called to consider the issuance of shares of Parent Common Stock pursuant to the Arrangement;

“Parent Rights” means the rights issued or to be issued pursuant to a rights agreement, dated as of April 25, 1996, between Parent and First Chicago Trust Company of New York, as rights agent;

“Parent SubCo” means •, a wholly-owned direct Subsidiary of Parent;

“Person” includes any individual, firm, partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Replacement Option” has the meaning ascribed thereto in Section 2.2(c);

“Replacement RSU” has the meaning ascribed thereto in Section 2.2(d);

“Securities Act” means the Securities Act (Ontario) and the rules and regulations made thereunder, as now in effect and as they may be amended from time to time prior to the Effective Date; and

“Subsidiary” means, with respect to the Company or Parent, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

1.2    Interpretations Not Affected by Headings

The division of this Plan of Arrangement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article” or “Section” followed by a number refer to the specified Article or Section of this Plan of Arrangement. The terms “this Plan of Arrangement,” “hereof,” “herein” and “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular Article, Section or other portion hereof.

1.3    Rules of Construction

Unless otherwise specifically indicated, (a) all references to “dollars” or “$” are to United States currency, (b) words importing the singular shall include the plural and vice versa and words importing any gender shall include all genders, and (c) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation.”

1.4    Date For Any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

ARTICLE 2

ARRANGEMENT

2.1    Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after the Effective Time on (i) the Company, (ii) Parent, (iii) Parent SubCo, (iv) all holders and all beneficial owners of Company Common Shares, (v) all holders and all beneficial owners of Company Options, (vi) all holders and all beneficial owners of Company RSUs, and (vii) all holders and all beneficial owners of Parent Common Stock received in exchange for Company Common Shares or on the exercise of Replacement Options or on the vesting of Replacement RSUs.

2.2 Arrangement

At the Effective Time, the following shall occur and shall be deemed to occur in the following order and without any further act or formality:

(a)	Parent shall issue, and be deemed to have issued, to Parent SubCo that number of duly authorized, fully paid and non-assessable shares of Parent Common Stock (and associated Parent Rights) that is the product of

(i)	the Exchange Ratio, multiplied by

(ii)	the number of Company Common Shares outstanding immediately prior to the Effective Time after deducting

A.	the number of Company Common Shares held by any Dissenting Shareholder who is ultimately entitled to be paid the fair value of the Company Common Shares held by such Dissenting Shareholder, and

B.	the number of Company Common Shares held by Parent or any Subsidiary of Parent,

the exact number of which is to be confirmed by way of a certificate of a director or officer of Parent, and filed with the corporate records of Parent, at such time that the number of shares of Parent Common Stock (and associated Parent Rights) issuable under the Arrangement is finally determinable, and Parent SubCo shall issue, and be deemed to have issued, to Parent, in exchange therefor, 1,000,000 common shares in the capital of Parent SubCo.

(b)	The outstanding Company Common Shares held by each Company Common Shareholder other than,

(i)	Company Common Shares held by a Dissenting Shareholder who is ultimately entitled to be paid the fair value of the Company Common Shares held by such Dissenting Shareholder, or

(ii)	Company Common Shares held by Parent or any Subsidiary of Parent (which shall not be exchanged under the Arrangement and shall be cancelled at the Effective Time and cease to exist),

will be transferred by the holder thereof to, and acquired by, Parent SubCo without any act or formality on the part of the holders of such Company Common Shares or Parent SubCo, free and clear of all liens, claims and encumbrances, in exchange for that number of duly authorized, fully-paid and non-assessable shares of Parent Common Stock (and associated Parent Rights) equal to the product of the total number of such Company Common Shares held by that Company Common Shareholder multiplied by the Exchange Ratio, and the name of each such holder of Company Common Shares will be removed from the register of holders of Company Common Shares and added to the register of holders of Parent Common Stock.

(c)	Each Company Option that has not been duly exercised prior to the Effective Time shall be exchanged for or converted into an option (a “Replacement Option”) to purchase that number of shares of Parent Common Stock equal to the number of Company Common Shares subject to such Company Option multiplied by the Exchange Ratio. For a Company Option

(i)	with an exercise price denominated in Canadian dollars, such Replacement Option shall provide for an exercise price per share of Parent Common Stock in United States dollars equal to (x) the exercise price per Company Common Share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio, divided by (y) the Currency Exchange Rate for United States dollars on the Effective Date, or

(ii)	with an exercise price denominated in United States dollars, such Replacement Option shall provide for an exercise price per share of Parent Common Stock in United States dollars equal to the exercise price per Company Common Share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio;

provided that in no circumstance shall the exercise price per share of Parent Common Stock be less than $.01 and if the calculation results in an exercise price less than $.01, the exercise price shall be deemed to be $.01 per share of Parent Common Stock. If the foregoing calculation results in a Replacement Option (A) being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such Replacement Option shall be rounded down to the next whole number of shares of Parent Common Stock or (B) having an exercise price per share of Parent Common Stock that is a fraction of a cent, then the exercise price per share of Parent Common Stock under such Replacement Option shall be rounded up to the next whole cent; provided, however, that with respect to any Company Option which is an “incentive stock option”, within the meaning of Section 422 of the Code, or which is held by a person who is a resident of Canada within the meaning of the ITA, the provisions provided in this paragraph 2(c) shall, if applicable, be modified in a manner so that (i) the excess of the aggregate fair market value of the shares of Parent Common Stock subject to the Replacement Option immediately after the issuance of the Replacement Option over the aggregate option exercise price of such shares does not exceed the excess of the aggregate fair market value of all Company Common Shares subject to the Company Option immediately before the issuance of the Replacement Option over the aggregate option exercise price of such shares, and, with respect only to a Company Option that is an “incentive stock option” within the meaning of Section 422 of the Code, (ii) on a share by share comparison, the ratio of the option exercise price to the fair market value of the shares of Parent Common Stock subject to the Replacement Option immediately after the issuance of the Replacement Option will not be more favorable to the option holder than the ratio of the option exercise price to the fair market value of the Company Common Shares subject to the Company Option immediately before the issuance of the Replacement Option. The term to expiry, conditions to and manner of exercising, vesting schedule and all other terms and conditions of such Replacement Option will be the same as the terms and conditions of such Company Option. Any document or agreement previously evidencing such Company Option shall thereafter evidence and be deemed to evidence such Replacement Options.

(d)	Each Company RSU outstanding under the Company Stock Plans as of the Effective Time, shall be deemed to be exchanged for or converted into a right (a “Replacement RSU”) to acquire or receive (as the case may be) that number of shares of Parent Common Stock equal to the number of Company Common Shares subject to such Company RSU multiplied by the Exchange Ratio; provided that for the purposes of this paragraph (d) only, in the case of a holder or participant under the relevant Company Stock Plan who is a resident of Canada for purposes of the ITA, the Exchange Ratio shall be modified in a manner such that the aggregate fair market value of the shares of Parent Common Stock to be acquired or received under the Replacement RSU immediately after the issuance of the Replacement RSU will not exceed the aggregate fair market value of the Company Common Shares immediately before the issuance of the Replacement RSU that would have been acquired or received under the Company RSU under the relevant Company Stock Plan. If the foregoing calculation results in a Replacement RSU being exercisable for a fraction of a share of Parent Common Stock, then the number of shares of Parent Common Stock subject to such Replacement RSU shall be rounded down to the next whole number of shares of Parent Common Stock. Such Replacement RSUs shall otherwise be subject to the same terms and conditions applicable to the Company RSUs under the relevant Company Stock Plan. Any document or agreement previously evidencing such Company RSUs shall thereafter evidence and be deemed to reference Replacement RSUs.

2.3 Adjustments to Exchange Ratio

Except as set forth in Section 1.6(b) of the Combination Agreement, in the event that the Company changes the number of Company Common Shares or securities convertible or exchangeable into or exercisable for Company Common Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including reverse split), dividend or distribution, recapitalization, merger, subdivision, combination, issuer tender or exchange offer, or other similar transaction, the Exchange Ratio will be adjusted appropriately to provide the holders of Company Common Shares the same economic effect as contemplated by the Combination Agreement and the Plan of Arrangement prior to such reclassification, split, dividend, distribution, recapitalization, merger, subdivision, combination, tender or exchange offer or similar transaction.

ARTICLE 3

RIGHTS OF DISSENT

3.1 Rights of Dissent

Holders of Company Common Shares may exercise rights of dissent with respect to such Company Common Shares pursuant to and in the manner set forth in section 190 of the CBCA and this Section 3.1 (the “Dissent Rights”) in connection with the Arrangement, provided that notwithstanding subsection 190(5) of the CBCA, the written objection to the Arrangement Resolution referred to in subsection 190(5) of the CBCA must be received by the Company not later than 5:00 p.m. (Toronto time) on the Business Day preceding the Company Meeting. Holders of Company Common Shares who duly exercise such rights of dissent and who:

(a)	are ultimately determined to be entitled to be paid fair value for their Company Common Shares shall be deemed to have transferred such Company Common Shares as of the Effective Time, without any further act or formality and free and clear of all liens, claims and encumbrances, to the Company for cancellation in consideration for a payment of cash from the Company equal to such fair value; or

(b)	are ultimately determined not to be entitled, for any reason, to be paid fair value for their Company Common Shares shall be deemed to have participated in the Arrangement as of the Effective Time, on the same basis as a non-dissenting holder of Company Common Shares and shall receive Parent Common Stock on the same basis as holders of Company Common Shares, but in no case shall Parent, Parent SubCo, the Company or any other Person be required to recognize any Dissenting Shareholder as a holder of Company Common Shares after the Effective Time, and the names of each Dissenting Shareholder shall be deleted from the register of holders of Company Common Shares at the Effective Time.

ARTICLE 4

CERTIFICATES AND FRACTIONAL SHARES

4.1 Issuance of Certificates Representing Parent Common Stock

At or as promptly as practicable after the Effective Time, Parent SubCo shall deposit with the Depositary, for the benefit of the holders of Company Common Shares who will receive Parent Common Stock in connection with the Arrangement, certificates representing the Parent Common Stock (and associated Parent Rights) issuable under the Arrangement. Upon surrender to the Depositary for transfer to Parent SubCo of a certificate which immediately prior to or upon the Effective Time represented Company Common Shares in respect of which the holder is entitled to receive Parent Common Stock (and associated Parent Rights) under the Arrangement, together with a duly completed Letter of Transmittal and such other documents and instruments as would have been required to effect the transfer of the Company Common Shares formerly represented by such certificate under the CBCA and the by-laws of the Company, and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and after the Effective Time the Depositary shall deliver to such holder, a certificate representing that number (rounded down to the nearest whole number) of shares of Parent Common Stock (and associated Parent Rights) which such holder has the right to receive (together with any dividends or distributions with respect thereto pursuant to Section 4.2 and any cash in lieu of fractional shares of Parent Common Stock pursuant to Section 4.3) and any certificate so surrendered shall forthwith be transferred to Parent SubCo. No interest shall be paid or accrued on the cash in lieu of fractional shares, if any, payable to holders of certificates that formerly represented Company Common Shares. In the event of a transfer of ownership of Company Common Shares that was not registered in the securities register of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to the transferee if the certificate representing such Company Common Shares is presented to the Depositary as provided above, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this Section 4.1, each certificate which immediately prior to or upon the Effective Time represented one or more Company Common Shares, under the Arrangement, that were exchanged or were deemed to be exchanged for shares of Parent Common Stock (and associated Parent Rights) pursuant to Section 2.2(b) shall be deemed at all times at and after the Effective Time, but subject to Section 4.5, to represent only the right to receive upon such surrender (i) a certificate representing that number of shares of Parent Common Stock (and associated Parent Rights) which such holder has the right to receive as contemplated by this Section 4.1, (ii) a cash payment in lieu of any fractional shares of Parent Common Stock as contemplated by Section 4.3, and (iii) any dividends or distributions with a record date after the Effective Time theretofor paid or payable with respect to the shares of Parent Common Stock as contemplated by Section 4.2.

4.2 Distributions with Respect to Unsurrendered Certificates

No dividends or other distributions paid, declared or made with respect to Parent Common Stock with a record date after the Effective Time, shall be paid to the holder of any unsurrendered certificate which immediately prior to the Effective Time represented outstanding Company Common Shares that were exchanged for Parent Common Stock pursuant to Section 2.2(b) unless and until the holder of such certificate shall comply with the provisions of Section 4.1. Subject to applicable law, at the time such holder shall have complied with the provisions of Section 4.1 (or, in the case of clause (iii) below, at the appropriate payment date), there shall be paid to the holder of the certificates formerly representing Company Common Shares, without interest, (i) the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 4.3, (ii) the amount of dividends or other distributions with a record date after the Effective Time theretofor paid with respect to the Parent Common Stock, to which such holder is entitled pursuant hereto and (iii) on the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to the date of compliance by such holder with the provisions of Section 4.1 and a payment date subsequent to the date of such compliance and payable with respect to shares of Parent Common Stock.

4.3 No Fractional Shares

No certificates representing fractional shares of Parent Common Stock shall be issued upon compliance with the provisions of Section 4.1 and no dividend, stock split or other change in the capital structure of Parent shall relate to any such fractional security and such fractional interests shall not entitle the owner thereof to exercise any rights as a security holder of Parent. In lieu of any such fractional securities, each holder otherwise entitled to a share of Parent Common Stock will be entitled to receive a cash payment in United States currency from the Depositary equal to the product of such fractional interest and the Closing Trading Price of Parent Common Stock, such amount to be provided to the Depositary by Parent SubCo upon request. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not separately bargained for, consideration. If more than one certificate formerly representing Company Common Shares are surrendered for the account of the same holder, the number of shares of Parent Common Stock for which such certificates have been surrendered shall be computed on the basis of the aggregate number of Company Common Shares represented by the certificates so surrendered.

4.4 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Company Common Shares that were exchanged pursuant to Section 2.2(b) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of Company Common Shares claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, one or more certificates representing one or more shares of Parent Common Stock (and associated Parent Rights) pursuant to Section 4.1 and such holders Letter of Transmittal, in each case deliverable in accordance with Section 2.2, and cash in lieu of any fractional shares pursuant to Section 4.3. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the holder to whom certificates representing shares of Parent Common Stock are to be issued shall, as a condition precedent to the issuance thereof, give a bond satisfactory to the Company, Parent and Parent SubCo, and their respective transfer agents in such sum as the Company, Parent and Parent SubCo may direct or otherwise indemnify the Company, Parent and Parent SubCo in a manner satisfactory to the Company, Parent and Parent SubCo against any claim that may be made against the Company, Parent and Parent SubCo with respect to the certificate alleged to have been lost, stolen or destroyed.

4.5 Extinguishment of Rights

Any certificate which immediately prior to the Effective Time represented outstanding Company Common Shares that are not held by a Dissenting Shareholder who is ultimately entitled to be paid fair value of the Company Common Shares held by such Dissenting Shareholder, but was exchanged or was deemed to have been exchanged pursuant to Section 2.2(b), that has not been deposited with all other instruments required by Section 4.1, on or prior to the fifth anniversary of the Effective Date shall cease to represent a claim or interest of any kind or nature to Parent Common Stock (and associated Parent Rights). On such date, shares of Parent Common Stock (and associated Parent Rights) (and any dividends or distributions with respect thereto) to which the former holder of the certificate referred to in the preceding sentence was ultimately entitled shall be deemed to have been surrendered for no consideration to Parent SubCo, together with all entitlements to dividends, distributions, cash and interest in respect thereof held for such former holder. None of Parent, Parent SubCo, the Company or the Depositary shall be liable to any Person in respect of any Parent Common Stock (and associated Parent Rights) (or dividends, distributions and/or cash in lieu of fractional shares) delivered to a public official pursuant to and in compliance with any applicable abandoned property, escheat or similar law.

4.6 Withholding Rights

The Company, Parent, Parent SubCo, and the Depositary shall be entitled to deduct and withhold from any dividend or consideration otherwise payable to any holder of Company Common Shares, or Parent Common Stock, such amounts as the Company,

Parent or Parent SubCo or the Depositary is required or entitled to deduct and withhold with respect to such payment under the ITA, the Code or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the holder of the shares in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent that the amount so required or entitled to be deducted or withheld from any payment to a holder exceeds the cash portion, if any, of the consideration otherwise payable to the holder, the Company, Parent, Parent SubCo and the Depositary are hereby authorized to sell or otherwise dispose of, on behalf of such holder, such portion of the consideration as is necessary to provide sufficient funds to the Company, Parent or Parent SubCo or the Depositary, as the case may be, to enable it to comply with such deduction or withholding requirement and the Company, Parent, Parent SubCo or the Depositary shall notify the holder thereof and remit any unapplied balance of the proceeds of such sale less any costs or expenses incurred by the Company, Parent, Parent SubCo or the Depositary in connection with such sale.

ARTICLE 5

AMENDMENTS

5.1 Amendments to Plan of Arrangement

(a) The Company and Parent reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Date, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by the Company and Parent, (iii) filed with the Court and, if made following the Company Meeting, approved by the Court, and (iv) communicated to Company Securityholders if and as required by the Court.

(b) Any amendment, modification or supplement to this Plan of Arrangement consented to by the Company and Parent at any time prior to the Company Meeting, with or without any other prior notice or communication, and accepted by the Persons voting at the Company Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c) Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Company Meeting shall be effective only if (i) it is consented to by the Company and Parent, and (ii) if required by the Court, it is consented to by Company Securityholders voting in the manner directed by the Court.

(d) Subject to applicable law, any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Parent, provided that it concerns a matter which, in the reasonable opinion of Parent, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Company Securityholder.

ARTICLE 6

FURTHER ASSURANCES

6.1 Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Combination Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out herein.

EXHIBIT C

FORM OF BY-LAW AMENDMENT

AMENDMENTS TO BY-LAWS OF R.R. DONNELLEY & SONS COMPANY

The following amendments will be made, effective as of immediately following the Effective Time, to the By-Laws of R.R. Donnelley & Sons Company:

1.	ARTICLE III, SECTION 3.2 of the By-Laws will be amended to read as follows:

“SECTION 3.2. Number, Election and Term. The number of Directors which shall constitute the Whole Board shall be fifteen (15), of whom five (5) shall be Directors of the First Class, five (5) shall be Directors of the Second Class and five (5) shall be Directors of the Third Class. Immediately prior to the 2005 annual meeting of stockholders of the corporation two (2) Donnelley Directors (who shall be agreed upon by a majority of the Donnelley Directors then serving as Directors) and two (2) Moore Wallace Directors (who shall be agreed upon by a majority of the Moore Wallace Directors then serving as Directors voting together with Mark A. Angelson) will retire from the Board of Directors and the number of Directors which shall constitute the Whole Board shall be reduced to eleven (11), of whom four (4) shall be Directors of the First Class, three (3) shall be Directors of the Second Class and four (4) shall be Directors of the Third Class; provided, however, that if prior to the 2005 annual meeting of stockholders of the corporation any Donnelley Director or Moore Wallace Director shall have died, resigned or been removed and such vacancy has not been filled prior to such time, then the number of Donnelley Directors or Moore Wallace Directors, as the case may be, required to resign will be reduced by the number of directors that have died, resigned or been removed.

The term of office of each class shall be three years, with the term of one class expiring in each year, and the successors to the class of Directors whose terms shall expire shall be elected at each annual election or adjournment thereof. Each Director shall hold office until his successor shall be elected and shall qualify or until his earlier resignation or removal. Directors need not be residents of Delaware or stockholders.

“Whole Board” shall mean the total number of authorized directorships, whether or not there exist any vacancies or unfilled previously authorized directorships.

“Donnelley Directors” shall mean the Directors of the corporation immediately prior to the effective time (the “Effective Time”) of the transactions contemplated by the Combination Agreement, dated as of November 8, 2003, between R.R. Donnelley & Sons Company and Moore Wallace Incorporated (the “Combination Agreement”), who were designated pursuant to Section 3.17 of the Combination Agreement to be Directors of the corporation immediately following the Effective Time.

“Moore Wallace Directors” shall mean the Directors of Moore Wallace Incorporated immediately prior to the Effective Time of the transactions contemplated by the Combination Agreement who (other than Mr. Angelson) were designated pursuant to Section 3.17 of the Combination Agreement to be Directors of the corporation immediately following the Effective Time.”

2.	The first two sentences of ARTICLE III, SECTION 3.10 of the By-Laws will be deleted and replaced with the following language:

“SECTION 3.10. Executive Committee. The corporation shall have an Executive Committee until immediately prior to the 2005 annual meeting of stockholders, at which time the Executive Committee will be disbanded unless reauthorized by the affirmative vote of at least 66 2/3% of the Whole Board (a “Two Thirds Vote”). Unless otherwise provided by a Two Thirds Vote, the members of the Executive Committee will be the Chairman of the Finance Committee, the Chairman of the Human Resources Committee, the Chairman of the Audit Committee, the Chairman of the Corporate Responsibility and Governance Committee, the Chief Executive Officer, the non-executive Chairman of the Board, and the Chairman of the Board of Moore Wallace immediately prior to the Effective Time, who shall be the Chairman of the Executive Committee.”

3.	The following provision will be added to the By-Laws as ARTICLE III, SECTION 3.18:

“Section 3.18. Committee Chairs; Composition. Notwithstanding anything to the contrary contained in Sections 3.11 through 3.14 of these By-Laws, until [INSERT THREE YEAR ANNIVERSARY OF THE EFFECTIVE TIME] (the “Lapse Date”), (a) unless otherwise approved by a Two Thirds Vote, each committee of the Board of Directors chaired immediately following the Effective Time by a Donnelley Director pursuant to Section 3.17(b) of the Combination Agreement shall continue to be chaired by a Donnelley Director and each committee of the Board of Directors chaired immediately following the Effective Time by a Moore Wallace Director pursuant to Section 3.17(b) of the Combination Agreement shall continue to be chaired by a Moore Wallace Director, and (b) the appointment of any additional members to the committees of the Board set forth in Sections 3.11 through 3.14 of these By-Laws shall be made only with a Two Thirds Vote.

4.	ARTICLE IV, SECTION 4.1 of the By-Laws will be amended to read as follows:

“SECTION 4.1. Officers and Number. The officers of the corporation shall be appointed or elected (a) in the manner set forth in this Article IV and in Article V hereof and (b) to the extent not so set forth, by the Board of Directors. The officers of the corporation shall be a Chairman of the Board, who shall be a non-executive Chairman, a Chief Executive Officer, a President, one or more Executive Vice Presidents, a Secretary, a Treasurer, a Controller and such other officers as the Board of Directors may from time to time determine. All Senior Officers (those employees in Salary Grades 1 through 7) shall be elected by the Board of Directors. Any two or more offices may be held by the same person except the offices of President and Secretary. The Board of Directors may distinguish among officers bearing the same title by the addition of other designations, such as “Chief Financial Officer” or the like.”

5.	ARTICLE IV, SECTION 4.3 of the By-Laws will be amended to read as follows:

“SECTION 4.3. Removal. (a) Notwithstanding anything to the contrary contained in these By-Laws, until the Lapse Date, the removal of or any failure to re-elect the Chairman of the Board or the Chief Executive Officer, or any action that would permit the Chief Executive Officer to terminate his employment agreement with the corporation for “Good Reason” as defined therein (other than any such termination pursuant to clauses (i), (v) and (vi) of Section 15(g) thereof), shall require a Two Thirds Vote.

(b) Subject to Section 4.3(a) hereof, any officer elected by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interests of the corporation would be served thereby.”

6.	ARTICLE IV, SECTION 4.4 of the By-Laws will be amended to read as follows:

“SECTION 4.4. Vacancies. Except as provided in Article V hereof, a vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board of Directors at any meeting of the Board of Directors.”

7.	ARTICLE IV, SECTION 4.7 of the By-Laws will be amended to read as follows:

“SECTION 4.7. Chairman of the Board. The Chairman of the Board shall be a non-executive officer of the corporation and shall preside at all meetings of the stockholders and Board of Directors.”

8.	The following language will replace the first sentence of ARTICLE V of the By-Laws:

“The Chief Executive Officer may appoint any individual an officer having such title as he shall deem appropriate, provided such officer is not a Senior Officer.”

9.	ARTICLE X of the By-Laws will be amended to read as follows:

“ARTICLE X

Amendment

These By-laws may be altered, amended or repealed at any regular meeting of the Board of Directors or at any special meeting of the Board of Directors if notice of such alteration, amendment or repeal be contained in the notice of such special meeting, provided that no amendment of these By-laws shall conflict with the provisions of the Certificate of Incorporation, whether relating to the number of Directors which shall constitute the Whole Board or the number of Directors of any class or otherwise. Notwithstanding the foregoing and subject to the provisions of the Certificate of Incorporation, until the Lapse Date, Sections 3.10 through 3.15 of Article III, Article IV, Article V and this Article X of the By-laws shall not be altered, amended or repealed and no provision inconsistent therewith or herewith shall be adopted by the Board of Directors or recommended or submitted by the Board of Directors for adoption by the stockholders without a Two Thirds Vote.”

EXHIBIT D

FORM OF COMPANY AFFILIATE LETTER

                                , 2004

R.R. Donnelley & Sons Company

77 West Wacker Drive

Chicago, IL 60601-1696

Ladies and Gentlemen:

I have been advised that as of the date hereof, I may be deemed to be an “affiliate” of Moore Wallace Incorporated (the “Company”), as such term is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

Pursuant to the terms of the Combination Agreement, dated as of November 8, 2003 (as it may be amended, supplemented or modified from time to time, the “Combination Agreement”), among the Company and R.R. Donnelley & Sons Company (“Parent”), the Company and Parent will be combined. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Combination Agreement.

I have been advised that the issuance of Parent Common Stock pursuant to the Combination Agreement will be exempt from registration with the Securities and Exchange Commission under the Securities Act. I have also been advised, however, that since I may be deemed to be an affiliate of the Company at the time the Combination Agreement is submitted to a vote of the stockholders of the Company, my ability to sell, assign or transfer any Parent Common Stock that I receive in exchange for any shares of common stock of the Company (“Company Common Stock”) pursuant to the Combination Agreement may be restricted unless such sale, assignment or transfer is registered under the Securities Act or an exemption from such registration is available. I understand that such exemptions are limited and I have obtained advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such Securities of Rules 144 and 145(d) promulgated under the Securities Act.

I hereby represent and warrant to and covenant with Parent that I will not sell, assign or transfer any shares of Parent Common Stock except (i) pursuant to an effective registration statement under the Securities Act, (ii) by a sale made in conformity with the volume and other limitations of Rule 145 (and otherwise in accordance with Rule 144 under the Securities Act, if I am an affiliate of Parent and if so required at the time) or (iii) in a transaction which, in the opinion of independent counsel reasonably satisfactory to Parent or as described in a “no-action” or interpretive letter from the Staff of the Securities and Exchange Commission reasonably satisfactory to Parent, is not required to be registered under the Securities Act. In the event of a sale of shares of Parent Common Stock pursuant to Rule 145, I will supply Parent with evidence of compliance with such Rule, in the form of customary seller’s and broker’s Rule 145 representation letters or as Parent may otherwise reasonably request.

I understand that Parent is under no obligation to register the sale, assignment, transfer or other disposition of the shares of Parent Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available solely as a result of the Combination Agreement.

I acknowledge and agree that appropriate legends will be placed on certificates representing shares of Parent Common Stock delivered to me or held by a transferee thereof, which legends will be removed if (i) one year shall have elapsed from the date I acquired the Parent Common Stock received pursuant to the Combination Agreement and the provisions of Rule 145(d)(2) are then applicable to me, (ii) two years shall have elapsed from the date I acquired the Parent Common Stock received pursuant to the Combination Agreement and the provisions of Rule 145(d)(3) are then applicable to me, or (iii) Parent has received either an opinion of independent counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a “no action” letter obtained by me from the staff of the Securities and Exchange Commission, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to me.

I further understand and agree that Parent may instruct the registrar for Parent Common Stock not to register the transfer of any Parent Common Stock held by me unless any such transfer is made in accordance with this letter agreement.

Execution of this letter should not be considered an admission on my part that I am an “affiliate” of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

This letter agreement constitutes the complete understanding between Parent and me concerning the subject matter hereof. This letter agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York applicable to contracts to be performed wholly in the State of New York.

If you are in agreement with the foregoing, please so indicate by signing below and returning a copy of this letter to the undersigned, at which time this letter shall become a binding agreement between us.

Very truly yours,

Name:

Accepted this ____ day

of ______________, 200[_].

R.R. DONNELLEY & SONS COMPANY

By:

Name: Title: